Exhibit 10.1


                      CP SHIPS LIMITED 2002 ANNUAL REPORT

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Photograph of containership in open water




                                                                CP SHIPS

                                                                    2002
                                                           ANNUAL REPORT


                                                OUR BUSINESS IS
                                             CONTAINER SHIPPING

============================== CP SHIPS LIMITED ==============================


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Profitability Chart - showing the Company's unaudited profitability on an
                                            ---------
annual basis beginning from its financial year ended 1993 through the financial year ended 2002. There are 3 measures within this chart: Operating Income(1) and EBITDA(2).

(1)  Before exceptional items

(2) Earnings before interest, tax, depreciation, amortization, exceptional items, goodwill charges and minority interest



    *Converted from Canadian dollars at average rates


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Cost Per TEU ("Twenty Foot Equivalent Unit") - showing the Company's unaudited
                                                                     ---------
cost per TEU on an annual basis, from their financial year ended 1996 through the financial year ended 2002. Cost per teu is total cost divided by volume in teu. Total cost is after deduction of slot charter revenue and excludes gains and losses on disposal of capital assets and from currency exchange. There is a 15% rate of decrease depicted between the years 1996 and 2001 and a 5% rate of decrease between the years 2001 and 2002.


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Share Price History - 2002 - showing the Company's share price unaudited for
                                                               ---------
the calendar year ended 2002, beginning with a $10.86 share price on January 1, 2002 and ending with a share price of $13.58 on December 31, 2002. Along the graphic there is mention of the Company's issuance of 9.6 million common shares at $9.93 per common share in July 2002.


ABOUT CP SHIPS


One of the world's leading container shipping companies, CP Ships provides international container transportation services in four key regional markets:
TransAtlantic, Australasia, Latin America and Asia. Within these markets CP Ships operates 35 services in 22 trade lanes, most of which are served by two or more of its seven readily recognized brands: ANZDL, Canada Maritime, Cast, Contship Containerlines, Italia Line, Lykes Lines and TMM Lines. In a majority of its core trade lanes, CP Ships is the leading carrier. As of 31st December 2002, CP Ships had a fleet of 89 ships and 413,000 teu in containers. Its annual volume is 2 million teu, more than 80% of which is North American exports or imports. It also owns Montreal Gateway Terminals, which operates one of the largest marine container terminal facilities in Canada. CP Ships' stock is traded on the Toronto and New York stock exchanges under the symbol TEU and it is in the S&P/TSX 60 Index of top Canadian publicly listed companies. CP Ships employs 4,400 staff.

For further information visit the CP Ships website, www.cpships.com.

==============================================================================


================================== Contents ==================================

  1 / we focus on what we do best              12-13 / we can navigate upstream
   2-3 / we manage international                    14-15 / our leadership
        transport networks                              is world-class
      4-5 / we have the tools                  16 / our chariman's letter
 6-7 / our brands drive the business              17-20 / our chief executive
     8-9 / we run a tight ship                          officer's letter
                                                     21 / financial report

==================================== 2002 ====================================

------------------------------------------------------------------------------
     about our flag
     Our 2002 Annual Report marks the revival of the famous CP Ships red and white checkered flag as our corporate symbol for the first time since 1968. Originally introduced in 1891, the flag's bold pattern was meant to stand out from other house flags of the day and to be readily recognizable whether or not the wind was blowing. Its timeless design means that, with just minor updating, the flag remains a fitting symbol for a modern-day transportation leader.

------------------------------------------------------------------------------

CP SHIPS ANNUAL REPORT  /  OUR BUSINESS IS CONTAINER SHIPPING

WE FOCUS ON WHAT
WE DO BEST



Our proven six-point strategy focuses on what we do best. It is unique in the container shipping industry. Others may employ one or more of the elements, but none combines them all. Which is what sets us apart from the rest. And which has helped CP Ships become a market leader in an industry that has grown at a compound annual rate of 8.5% over the past 20 years, more than twice the rate of world GDP growth. Most important, every point in our strategy comes under continuous review.



Part of the challenge is to have the right strategy, the rest is to be able to respond quickly to significant changes in market conditions. In other words... be nimble.

                1. Concentration on container shipping - We specialize
                   in the business we know best.

                2. Focus on regional markets - We have built strong
                   regional positions so we can offer the best services and maximize trade lane economies of scale.

                3. Pursue selective acquisitions - We have executed and
                   integrated successfully ten transactions since 1993. In a fragmented industry under economic pressure, further acquisitions are likely.

                4. Enhance strong brands - We serve nearly all our trade
                   lanes with two or more of our well known brands. Which we see as the best way to build market share and customer loyalty.

                5. Provide supply chain solutions - We emphasize
                   consistently reliable tailor-made solutions to strengthen customer relationships and protect operating margins.

                6. Reduce costs and innovate the product - We know how to cut costs and still provide top quality service.


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Drawings of CP Ships flags


    key facts        VOLUME                        2 million teu
 acquisitions        our acquisitions              Our networks have grown with
                                                   each acquisition:


    key facts        REVENUE                       $2.69 billion




                                                 plant or warehouse...

                                                             truck...

                                                         ship...

                                                         rail...

                                                      terminal...

Canada Maritime-43%         Contship Containerlines         TMM Lines-remaining
minority 1993               1997                            50% 2000
Cast 1995                   Ivaran Lines 1998               CCAL 2000
Lykes Lines 1997            ANZDL 1998                      Italia Line 2002
                            TMM Lines-50/50 joint
                            venture 1999


CP SHIPS 2002 ANNUAL REPORT  /  OUR BUSINESS IS CONTAINER SHIPPING


WE MANAGE INTERNATIONAL
TRANSPORT NETWORKS


Over the past 40 years, container shipping has been the facilitator of the huge expansion of international trade, has helped redefine global sourcing and manufacturing and dramatically expanded consumer choice at minimal cost to the consumer. Today, container shipping tonnage is 40 times greater than air freight.

Container shipping has become a key driver of today's just-in-time, low-inventory strategy used by the world's major manufacturers and retailers, a strategy that could not be realized without efficient, easy-to-use and low-cost door-to-door international transportation systems.

We manage such systems. They move a broad spectrum of cargo through a network of closely coordinated ocean and inland transportation links across global trade lanes.

Our ship schedules are preset for fixed days of the week. Inland service partners, rail, truck and barge specialists, who have worked closely with us for years, coordinate their schedules with arrivals and departures of our ships. CP Ships takes responsibility for the entire door-to-door movement, offering competitive pricing across the intermodal chain.

Dedicated staff control the ocean and inland journeys of thousands of containers on any given day. They depend on integrated information systems to efficiently document, invoice and track cargo movements which, added to strong personal relationships, ensures that customer expectations are met.

Because of its efficiency, reliability and speed, the door-to-door containerized transportation system has become the principal way to move exports and imports around the world.

      markets


    key facts        TRADE LANES                   22, of which 14 are core



our markets in 2002                                  TransAtlantic Australasia Latin America  Asia     Other
                                  Volume             52%           16%         9%             21%      2%
                                  Services           12            6           8              7        2
                                  Brands             6             3           4              3        2



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Graphic of the global map of the world depicting the Company's shipping routes/
trading lanes and service frequency. Service frequency is shown by the thickness of the line and it is clear from the graphic that the "TransAtlantic" line is the thickest.


WE HAVE THE
TOOLS

We have all the tools to keep the transportation system running smoothly and profitably.

Our marketing network is extensive and our people tightly focused, with broad coverage in our trade lanes where we can build and maintain market share, create economies of scale and make full use of our physical assets and organization.

Our customer base is diverse and large, over 30,000. The top ten customers represent only 7% of total sales revenue. From auto parts to wine, from toys to pharmaceuticals, the commodities we transport are equally broad-based, without undue dependence on any one sector.

Year after year, we are consistently profitable. By focusing on ship network management and broad

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CP SHIPS 2002 ANNUAL REPORT  /  OUR BUSINESS IS CONTAINER SHIPPING

cost control, we operate from a low-cost platform always working at making fixed costs variable by adjusting our ship networks to changes in demand to maximize asset utilization.

We have a strong balance sheet, efficient capital structure and strong cash flow even in weak market conditions. With the completion of our four-year $800 million ship replacement program later this year, there will be less need for significant spend on ships for many years. Therefore our free cash flow will be available to develop the business.

With the completion of our ship replacement program, the average age of our owned fleet will be just seven years. And we will be less dependent on the charter market to source the right ships for our specialized trades. Yet we will still have the flexibility to increase or decrease the size of our fleet to meet changing market conditions.

Bringing all the pieces together is an experienced management team and expert staff. Training is a priority so that staff can keep their professional skills up to date and learn new skills.

       brands        ANZDL       CANADA       CAST         contship     Italia         Lykes Lines         TMMLINES
                     Making      MARITIME     THE          CONTAINER-   DI
                     Shipping                 PEOPLE,      LINES        NAVIA-         [GRAPHIC OMITTED]
                     Easy                     THE                       GAZIONE
                                              SYSTEMS,                  - SO-
                                              THE                       CIETA
                                              DIFFERENCE.               PER
                                                                        AZIONI

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Graphics of the Company's seven (7) different brand name logos.

    key facts        EMPLOYEES                     4,400 people





No container shipping company has as many successful brands as CP Ships. Nearly all of our 22 trade lanes are served by two or more of our seven brands. In the majority of our core trade lanes our brands are market leaders.

Our brands are powerful because of their strength in customer relations, reliable service products, quick response to problem solving and competitive market positions.

CP SHIPS 2002 ANNUAL REPORT  /  OUR BUSINESS IS CONTAINER SHIPPING

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Photograph of an Italia customer service representative


OUR BRANDS DRIVE THE BUSINESS

What do we look for when we acquire a business? It has to fit our model. A typical CP Ships acquisition offers solid earnings potential and has a sound market position with strong customer relationships. It must be a good geographic fit and offer the potential for trade lane economies of scale. It must reinforce our regional leadership and create new opportunities for growth. The acquisition of Italia Line in August 2002 was a classic CP Ships transaction.

We believe keeping the brand is most often the best way to retain business after an acquisition. And so, we nurture our brands by investing in them. We review their business processes, systems, operations and marketing and reinvigorate their image. All acquisitions are stronger since becoming part of CP Ships.

                             ENVIRONMENT & SAFETY


We had no major environmental incidents in 2002. Our management committee for environment draws on the group's wealth of expertise in deep sea, inland transportation and marine terminal management to set our environmental agenda. In 2002 we made solid progress towards our goal to have all ships in our owned fleet coated with tin-free anti-fouling paint and accredited to the ISO 14001 environmental standard. Montreal Gateway Terminals is well along in its ISO 14001 accreditation process and two of the four ship management specialists who manage our fleet are now also accredited to ISO 14001, with the other two working towards accreditation. We are in the process of phasing out older refrigerated containers that are less environmentally friendly than newer models. And, we continue to emphasize training and drills to keep our knowledge current and our incident response rapid.


                                   SECURITY

We have always taken security seriously. Our management committee for security includes experts from marine and land-based operations, sales and customer service, cargo documentation, systems, communications and regional management. Our main priorities in 2002 were to ensure compliance with Customs-Trade Partnership Against Terrorism (C-TPAT) in the US, Partners in Protection (PIP) in Canada and the US Customs 24-Hour Advance Notification Rule. As these programs and others develop, CP Ships will make compliance a top priority. We also continue to work closely with the US government through the World Shipping Council, the liner industry's US representative, and with other governments to make the global supply chain system more secure and to keep world trade moving freely.


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Photograph of a containership

WE RUN A TIGHT SHIP


                             CORPORATE GOVERNANCE


We give priority to good corporate governance. Controls and procedures have been implemented to address risks we face and they are periodically reviewed by the Board and its committees. We now comply with the proposed NYSE listing requirements because they reflect good governance, even though we are not required to do so as a Canadian listed public company. We have also had from the outset an insider trading policy, a disclosure policy and a code of ethical business conduct reflecting up-to-date governance standards. As well, membership of each of our three Board committees: Audit, Compensation and Corporate Governance, consists of only independent directors.


                               TAKING OUT COSTS

Cost cutting is our watchword. We don't wait for downturns to identify opportunities for cost cutting. We work at it all the time. In 2002 we realized over $100 million in actual cost savings. Between 1996 and 2001 we drove down our unit cost by 15% and a further 5% in 2002.


                          ALIGNED WITH SHAREHOLDERS

Our top 85 managers own 1.7% of the company's stock and hold options over 1.3%, tying their long-term compensation to the interests of our shareholders. Plus, our Employee Share Purchase Plan and annual cash bonus based on profitability motivate all staff to maximize shareholder value.

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Photograph of a containership
       symbol

    key facts        fleet           89 ships      192,000 teu capacity


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Photograph of a freight train pulling double-stacked containers.

our stock symbol

TEU, our stock symbol, stands for "twenty-foot equivalent unit," the standard measure of container size and the container shipping industry's way of measuring ship capacity and volume carried.


CP SHIPS 2002 ANNUAL REPORT  /  OUR BUSINESS IS CONTAINER SHIPPING

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Photograph of containership "Canmar Honour" in port

WE CAN NAVIGATE
UPSTREAM


Although a high growth business, container shipping is cyclical, the cycles driven by changes between supply of capacity and demand for container transport.

CP Ships' strategy is all about managing through the cycle: to earn superior returns at the top and to continue to be profitable while outperforming the industry even at the bottom.

Our business model of providing regionally-focused services from a low cost platform gives us flexibility to adapt quickly and selectively to changes in market conditions, giving us a powerful advantage at the bottom of the cycle and in volatile political and economic environments.

We are willing, and able, to meet tough times with tough decisions. We adjust capacity when demand falls. We restructure trade lanes to improve their rate of return or exit completely if the outlook is poor. And we reshape our organization when necessary.

With the container shipping cycle at one of its lowest points in history, it has been a time to make tough decisions. For example, we decided to exit the unprofitable Asia-Europe trade. At the same time, we also strengthened our balance sheet and increased liquidity.

So we are well positioned to take advantage of the upturn when it comes.

RETURN ON CAPITAL EMPLOYED %
(unaudited)

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Chart Graph of Return on Capital Employed ("ROCE") Percentage (unaudited) -
                                                               ---------
depicts a bar chart with 2 lines (first line for CP Ships ROCE and the second line for industry average ROCE, the latter being a simple average of carriers in the top 20 that publish sufficient financial data) per financial year beginning in the year ended 1998 through the year ended 2002.



================================ performance =================================

                      CP SHIPS OUTPERFORMS THE INDUSTRY

==============================================================================

================================ performance =================================

                            TRACK RECORD OF GROWTH

                               LAST 10 YEARS...

==============================================================================

                 ---------------------------------------------------
                      Ship fleet increased from 7 to 89
                 ---------------------------------------------------

                   ------------------------------------------
                         Port calls up from 12 to 146
                   ------------------------------------------

                  --------------------------------------------------
                              Brands from 1 to 7
                  --------------------------------------------------

                 ---------------------------------------------------
                             Revenue CAGR of 26%
                 ---------------------------------------------------

                      ----------------------------------
                                Volume CAGR of 29%
                      -----------------------------------

                        ---------------------------------
                           EBITDA more than tripled
                        ---------------------------------


================================ performance =================================

                                WE ARE NIMBLE

                                  IN 2002...
==============================================================================

           -----------------------------------------------------------
             Negotiated more than 20 ship charters at lower rates
           -----------------------------------------------------------

           ------------------------------------------------------------
                    Made over 26 ship network improvements
           -----------------------------------------------------------

           ------------------------------------------------------------
                     Cut costs by more than $100 million
           -----------------------------------------------------------

           -------------------------------------------------------------
            Minimized impact of major US West Coast labour dispute
           -----------------------------------------------------------

          --------------------------------------------------------------
                            Integrated Italia Line
          --------------------------------------------------------------

OUR LEADERSHIP IS
WORLD-CLASS

CP Ships' Board of Directors consists of six independent and three executive directors. All of the independent directors have extensive public company experience with a record of leadership in their fields.

a. Viscount Weir, Chairman, is also Chairman of Balfour Beatty, one of the
   -------------
UK's largest construction companies, where he has been a Director since 1977. He was Chairman of the Weir Group, a UK-based mechanical engineering group, from 1983 to 1999. He is also a Director of St James's Place Capital and Canadian Pacific Railway. Formerly, he was a Director of the Bank of England, British Steel and Canadian Pacific Limited. He is Chairman of the Compensation Committee and a member of the Audit and Corporate Governance Committees.

b. John Bowmer is Chairman of Adecco of Switzerland, the world's largest
   -----------
international staffing and recruitment company where he was Chief Executive Officer from 1996 to 2002 and Chief Executive Officer of its predecessor, Adia, since 1993. He has served in a variety of executive positions in the UK, Asia, Australia and the US since he joined Adia in 1987. He is a member of the Audit, Corporate Governance and Compensation Committees.

c. Robert Clanin is Chairman of Overseas Partners, a Bermuda reinsurance
   -------------
company, a Director of Caraustar Industries, which produces recycled packaging and of John H Harland, a financial services company. He was Chief Financial Officer of United Parcel Service, the US-based international parcel delivery and logistics company, from 1994 to 2001, having joined the company in 1971. He oversaw what was at the time the largest ever initial public offering of stock in the US. He is a member of the Audit, Corporate Governance and Compensation Committees.

d. Peter Dey was Chairman of Morgan Stanley Canada from 1998 until 2001 and
   ---------
President from 1994. From 1985 to 1994 he was a partner in the Canadian law firm Osler, Hoskin & Harcourt which he first joined in 1969 and to which he returned as a partner in 2001. He was Chairman of the Ontario

Securities Commission from 1983 to 1985 and was responsible for the Dey Report on corporate governance in Canada. He is Chairman of the Corporate Governance Committee and a member of the Audit and Compensation Committees.

e. Frank Halliwell* was appointed Chief Operating Officer of CP Ships in 2001,
   ---------------
having been Executive Vice President since 1995. He has filled a number of senior roles in the CP Ships group since joining Canada Maritime as Commercial Director in 1991. He entered the container shipping industry in 1971.

f. John McNeil was Chairman and Chief Executive Officer of Sun Life Assurance
   -----------
Company of Canada from 1988 to 1998 and Chairman until 1999, having originally joined the company in 1956. He is a Director of Sun Life Financial Services of Canada and Sun Life Assurance Company of Canada. He serves as Chairman of Fairmont Hotels and Resorts having been Director of its former parent company, Canadian Pacific Limited from 1992 to 2001. He is also a Director of Shell Canada, Hampton Re Holdings and DWL (USA). He is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance Committees.

g. Ray Miles* joined CP Ships in 1988 as Chief Executive Officer. He has
   ---------
worked in the shipping industry since 1972. He is a non-executive Director of the West of England P&I Club, Chairman of the World Shipping Council, the liner industry's US representative organization and a trustee of the National Maritime Museums at both Greenwich, London and Falmouth, Cornwall.

h. Nigel Rich is Chairman of Exel, the global logistics business. He is also
   ----------
Chairman of the Hamptons Group, a real estate services company, and a Director of television company Granada and Pacific Assets Trust. He spent 20 years with the Jardine Matheson group in Asia and was its Chief Executive from 1989 to 1994. He is a member of the Audit, Compensation and Corporate Governance Committees.

i. Ian Webber,* a UK Chartered Accountant, was appointed Chief Financial
   ---------
Officer in 1996 after 17 years with PricewaterhouseCoopers, the last five as an audit partner.




* Executive Director

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Photograph of Company's Board of Directors

                              [GRAPHIC OMITTED]

                               CP SHIPS LIMITED
                                       ~
                   62-65 Trafalgar Square, London WC2N 5DY
                                United Kingdom



                                                      From Lord Weir, Chairman
                                                           ---------


DEAR SHAREHOLDERS:

In 2002, we marked the successful completion of CP Ships' first full calendar year as a publicly traded company.

We also experienced a year that will be recorded as one of the lowest points the container shipping cycle has ever seen, and one where financial markets were in turmoil.

Yet, despite most unfavourable container shipping and financial market conditions, CP Ships confirmed its track record of facing adversity head on, turning in good results and building shareholder value. On 31st December 2002, CP Ships' share price closed 25% higher than a year before and 90% higher than the first day of regular trading on 3rd October 2001.

More importantly, we met financial market expectations and lived up to our responsibilities to our investors by following through on our strategy to outperform the industry.

Strong corporate governance has been our hallmark from the start. We foster an atmosphere of openness at Board and Committee meetings and encourage full debate and discussion of issues. Two-thirds of our Board members are experienced, effective and independent non-executive directors. As a relatively new public company, our corporate governance policies and processes are up to date, reflecting current best practice.

Because of this strong foundation, only relatively minor adjustments have been needed to bring CP Ships into compliance with Sarbanes-Oxley in the US and the proposed New York Stock Exchange listing requirements. Similarly, we anticipate little change to comply with corporate governance reforms being considered in Canada.

After 18 months as a listed company, CP Ships has proved itself equal to the challenge. We are committed to achieving no less than this as we go forward.



/s/
Lord Weir                          CP SHIPS
Chairman



[GRAPHIC OMITTED]
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Photograph of Lord Weir

                              [GRAPHIC OMITTED]

                               CP SHIPS LIMITED
                                       ~
                    62-65 Trafalgar Square, London WC2N 5DY
                                United Kingdom



                                       From Ray Miles, Chief Executive Officer
                                            ---------


A YEAR OF ACHIEVEMENT...AND CHALLENGE

CP Ships delivered a strong finish for 2002, recovering steadily through the year during one of the worst industry downturns ever at a time when many of our major competitors were reporting heavy losses.

After posting in the first quarter our first quarterly loss in a decade, operating income before exceptional items of $83 million for the full year was satisfactory. Though lower than $139 million in 2001, it exceeded our expectations amidst difficult trade and economic conditions.

Return on average capital employed was 6% compared with 13% in 2001, even though we drove our unit cost down by 5%.

Achievements - Despite difficult conditions, the year was one of achievement, which helped us progress our core strategies and continue to outperform industry peers.

In July, CP Ships successfully raised capital in both the equity and public debt markets, in spite of a severe loss of investor confidence following revelations of financial scandals in several listed companies. The issue of
9.6 million common shares for $96 million and ten-year unsecured notes for $195 million enabled us to strengthen our balance sheet and achieve greater financial flexibility and additional liquidity for future growth.

In August, Italia Line became our seventh brand. It was a classic CP Ships acquisition, one that fits well with our strategy to reinforce our regional leadership, build trade lane economies and create new opportunities for growth. Since becoming part of the group, Italia Line's services have been expanded and it has become modestly profitable.

In June, Lykes Ranger, the first of ten new containerships being built under our four-year, $800 million fleet renewal program, was delivered on schedule. By the end of the year, five successive new containerships joined

                                   CP SHIPS





[GRAPHIC OMITTED]
(Narrative of Embedded Graphic)
Photograph of Ray Miles

                              [GRAPHIC OMITTED]

                               CP SHIPS LIMITED
                                      ~
                    62-65 Trafalgar Square, London WC2N 5DY
                                United Kingdom


the fleet, following 12 used ships in 2000 and 2001. With the investment program now nearly complete, we are close to achieving a more desirable fleet composition of about two-thirds owned. We consider that, over the long term, ownership gives a lower and less volatile cost and also delivers the right ships for our more specialized trades.

During the course of the year, we made good progress on our program to reduce the number of legacy information systems inherited with acquisitions. In 2002 we phased out two of these systems. Further rationalization is expected in 2003.

Countering Tough Market Conditions - Throughout the year, we took steps to reduce operating costs and counter the effects of strong competition and excess capacity in key trade lanes.

In April, Lykes Lines and TMM Lines joined their partners in the Grand Alliance and three other lines to withdraw one weekly string of five 2000 teu containerships. This has improved our capacity utilization and helped reverse a steady decline in TransAtlantic freight rates that began in early 2001.

In December, we furthered the development of TransAtlantic efficiencies when Canada Maritime, in cooperation with its partner in the Montreal Gateway trade, agreed to charter a fixed number of container slots to members of the competing Canex consortium. The agreement, which started in the first quarter 2003, enables Canada Maritime to maximize capacity utilization as its larger new ships are introduced later this year. In addition, Canex is also moving its existing service to our Montreal Gateway Terminals.

In October, we launched an extensive restructuring of our services in the Europe and US East Coast to Australasia trade lane in cooperation with five other carriers. As a result, Contship Containerlines has upgraded its services and lowered its costs. Three new owned containerships specially equipped to accommodate a large percentage of refrigerated containers have joined this new network.

                                   CP SHIPS

                              [GRAPHIC OMITTED]

                               CP SHIPS LIMITED
                                      ~
                    62-65 Trafalgar Square, London WC2N 5DY
                                United Kingdom


Also in December, we announced that we would withdraw from our slot charter agreement in the Asia-Europe trade, effective March 2003. After nearly two years in Asia-Europe it became clear that being a relatively small newcomer in a large, highly competitive market and doing so using a ship network which we did not control was not a profitable long-term business model. After reviewing other options for continuing to serve Asia-Europe, we concluded that despite recent improvement in market conditions, the outlook is not strong enough to justify our presence in these trades at this time.

However, in one of our Asian markets we added a new weekly Asia-Vancouver service to our existing two TransPacific weekly services.

We reorganized all three Indian services during the year. We added West Africa on a second loop to our Europe-East Coast South America service in October. We expanded our Mediterranean-Gulf service in April. We added a new partner to our US West Coast-Australasia service to improve capacity utilization. In nearly all trades, we are responding to often quickly changing market conditions to adjust capacity, lower costs and improve services. Having the right strategy is clearly important, but being nimble with a management able to react positively is just as important.

Challenges - In addition to difficult market conditions, the year brought special challenges.

Following the terrorist attacks of September 11, 2001, government efforts in the US, Canada and around the world are producing a wide range of regulations and initiatives to improve supply chain security. CP Ships and the container shipping industry in general strongly support these initiatives. We were among the first to be accepted into the US Customs-Trade Partnership Against Terrorism and sign up to Canada's Partners in Protection. We comply with US Customs' 24-Hour Advance Notification Rule, which required significant change to the industry's cargo acceptance and documentation procedures. And, through the World Shipping Council, the industry's representative in Washington, we are working closely with the US government to reach workable solutions for securing the container shipment process without threatening the free flow of foreign commerce. We are also


                                   CP SHIPS

                              [GRAPHIC OMITTED]

                               CP SHIPS LIMITED
                                      ~
                    62-65 Trafalgar Square, London WC2N 5DY
                                United Kingdom


closely monitoring security efforts under consideration in other countries and by the International Maritime Organization so that we will be able to comply promptly as these measures come into effect.

CP Ships fared relatively well compared to many other carriers during the labour dispute on the US West Coast beginning in September. US West Coast ports represent only 9% of our annual throughput. And, many of our Pacific Coast services call at Vancouver and ports in Mexico, which were not affected by work stoppages. There were some lost voyages and increased costs due to the need to reposition ships and containers, but the net financial effect was less than $2 million. Our US West Coast operations have returned to normal.

It was indeed an eventful year for CP Ships. In our first full year as a listed company with increased scrutiny of public companies, growing security concerns, a major capital raise and an acquisition, amidst a severe market downturn and significant ship network changes, our staff performed well beyond the call of duty. I thank everyone for their high level of effort and support. This has resulted in a company that is stronger today than it was a year ago.

No doubt the current year will bring its competitive and economic challenges. But we face the next upturn in the industry cycle with confidence and expect to increase profits over last year.


/s/
Ray Miles
Chief Executive Officer


                                   CP SHIPS

============================== Financial Report ==============================



                                   CONTENTS

                    22  Management's Discussion and Analysis

                    30  Ten-Year Comparison

                    30  Quarterly Freight Rate Changes 2002 and 2001

                    31  Quarterly Results 2002 and 2001

                    32  Management's Responsibility for Financial Reporting

                    33  Auditors' Report

                    34  Consolidated Statements of Income

                    34  Consolidated Statements of Retained Earnings

                    35  Consolidated Balance Sheets

                    36  Consolidated Statements ofCash Flow

                    37  Notes to the Consolidated Financial Statements

                    52  Shareholder Information


==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================

Management's
Discussion and Analysis

Overview

CP Ships remained profitable in 2002 despite one of the worst downturns in container shipping industry history.

Operating income before exceptional items was $83 million compared with $139 million in 2001. Significantly greater losses in the Asia-Europe trades and weaker operating results in the TransAtlantic and Latin American markets depressed overall performance for the year.

OPERATING INCOME BY MARKET

                              [GRAPHIC OMITTED]

(Narrative of Embedded Graphic)

Operating Income by Market (in $ Millions) - Bar graph for years 2001 and 2002 with the following bar lines: Transatlantic, Australia, Latin America, Asia, and Other. Chart contemplates figures before exceptional items and goodwill charges.

EBITDA for 2002 at $176 million was down from $213 million in 2001. Net income was $52 million compared to $69 million in 2001.

($ millions)                       2002              2001
                                   ----              ----

Volume (teu 000s)                  2,008             1,842
Revenue                            2,687             2,646
Expenses                           2,604             2,507
EBITDA(1)                            176               213
Operating income(2)                   83               139
Net income                            52                69(3)

(1) Earnings before interest, tax, depreciation, amortization, exceptional items, goodwill charges and minority interest
(2)  Before exceptional items
(3)  As revised. See note 2 of consolidated financial statements


Basic earnings per share was $0.61 in 2002 versus $0.83 for 2001 and before exceptional items and goodwill was $0.59 for 2002 compared with $1.58.

In August 2002, the acquisition of Italia Line was completed for $40 million in cash. The acquisition reinforces CP Ships' regional leadership position, builds trade lane economies of scale and creates new opportunities for growth. Operating results for the five months since the acquisition were modestly profitable and are reported in our TransAtlantic and Latin American markets.

Industry Supply and Demand

After a significant slowdown in world container demand growth in 2001, the industry cycle turned down sharply and many of our competitors made heavy losses into 2002.

However, after a weak start, growth in 2002 was stronger than anticipated at nearly 10%.

So, despite an increase in the supply of containership capacity, mainly in Asian trades, of 10% or more for a third consecutive year, the lead legs of most of the world's major trade lanes were reasonably full through the second half of the year. This generally led to some improvement in industry freight rates.

INDUSTRY SUPPLY AND DEMAND

                              [GRAPHIC OMITTED]

(Narrative of Embedded Graphic)

Industry Supply and Demand (as a percentage of annual growth) - Bar graph for years 1997 through 2002 with 3 bar lines: Container Ship Capacity Growth, World Container Trade Growth, and World Real GDP Growth. Sources: Clarkson Research Studies and Drewry Shipping Consultants Ltd.



==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================

Revenue

Revenue at $2.69 billion was 2% higher than $2.65 billion in 2001. Container carryings at 2.0 million teu were 9% higher than 2001, reflecting strong growth in the Asian and TransAtlantic markets and the acquisition of Italia Line in August 2002. Underlying volume increased 6% excluding Italia Line.


CP Ships' average freight rate, which includes inland transportation and slot charter revenue, was down 10% compared with 2001 but improved in the third and fourth quarters, after five consecutive quarters of decline. This reversal reflected improved market conditions following slow economic and trade growth in 2001.


CP SHIPS SEQUENTIAL QUARTERLY FREIGHT RATE CHANGES - OVERALL AND BY MARKET

                              [GRAPHIC OMITTED]

(Narrative of Embedded Graphic)

Bar chart graphic of CP Ships Sequential Quarterly Freight Rate Changes - Overall and by Market (Percentage Change) - depicts quarterly information from financial years ended 1999 through 2002 with 4 bar lines: Transatlantic, Australia, Latin America, and Asia. Only 4th Quarter of 2002 includes data from Italia Line.



==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================


Expenses

Total expenses increased by 4% to $2.60 billion in 2002 from $2.51 billion in 2001.

EXPENSES

($ millions)                            2002         2001
                                        ----         ----

Container shipping operations           2,148        2,068
General and administrative                367          363
Depreciation and amortization              93           74
Currency exchange (gain)/loss              (4)           2
                                        ------------------
Total expenses                          2,604        2,507


Container shipping operations expenses were also up 4% to $2.15 billion from $2.07 billion in 2001 mainly due to the acquisition of Italia Line, underlying volume growth and expanded services but partly offset by continuing cost reduction programs. General administrative costs increased slightly with organizational savings partly offsetting additional costs from Italia Line. The increase in depreciation results mainly from the recent capital investment in ships as well as depreciation on new computer systems.

Cost per teu for the year fell by just over 5% to $1,206 from $1,271 in 2001 due to the effect of cost saving programs and higher volumes.

In 2002, 50% of total expenses were in ship network, container and general and administrative costs. Although regarded as fixed expenses, ship network and container fleet are regularly adjusted in response to changes in business demand. The remaining 50% were variable costs including inland transport, terminal and empty container positioning costs.

Operating Results by Market

TransAtlantic Market

Operating income declined by $19 million to $60 million in 2002.

TRANSATLANTIC MARKET

($ millions)                            2002         2001
                                        ----         ----

Volume (teu 000s)                       1,039          942
Revenue                                 1,328        1,323
Expenses                                1,268        1,244
                                        ------------------
Operating income                           60           79


Volume was up 10% including five months of Italia Line and underlying volume up 6% reflecting stronger growth both westbound and eastbound. However, freight rates fell by 13% mainly in the first half of 2002 due to competitive pressure.

During the year, service restructuring with other carriers combined with strong volume led to higher westbound capacity utilization and some improvement in freight rates in the second half. In May, Lykes Lines and TMM Lines participated in the Atlantic Space Charter Agreement with its partners in the Grand Alliance and three other lines, which led to a reduction in capacity deployed. In December, Canada Maritime agreed to charter a fixed number of slots starting in 2003 to members of the Canex consortium in the Montreal Gateway trade, which is expected to lead to overall improvements in trade lane operating efficiency.

In 2003, we expect volume to remain firm and freight rates to continue to improve.

Australasian Market

Operating income of $27 million was slightly lower than 2001 with lower operating costs offsetting weaker volume, down 4% due to slower exports from Australasia, and 6% lower freight rates.


AUSTRALIAN MARKET

($ millions)                            2002         2001
                                        ----         ----

Volume (teu 000s)                         334          348
Revenue                                   531          549
Expenses                                  504          520
                                        ------------------
Operating income                           27           29




==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================


Operating income improved throughout the year with fourth quarter freight rates up 2% from the third quarter which in turn were up 2% from the second quarter. There was some adverse impact from the US West Coast labour dispute settled in December.

In January 2003, an extensive restructuring of Australasian trade lanes was completed. The new service structure, comprising two separate weekly fixed day round-the-world routes, operates with 22 ships in place of 34 ships previously deployed on four routes by Contship Containerlines and its partners and links Australia, New Zealand and the Pacific Islands with Northern and Mediterranean Europe and the US East Coast.

These new services are expected to create operating and cost efficiencies and with trade conditions in the Australasian market anticipated to remain stable will support 2003 operating results.

Latin American Market

For the full year, operating income declined to $21 million from $28 million in 2001 with fourth quarter only $2 million partly due to losses from the Italia Line expanded Gulf-West Coast South America service.


LATIN AMERICA MARKET

($ millions)                            2002         2001
                                         ---         ----

Volume (teu 000s)                         174          162
Revenue                                   238          244
Expenses                                  217          216
                                        ------------------
Operating income                           21           28

Volume was flat excluding Italia Line with weak import volume to Latin America offsetting stronger exports. Lower freight rates, significantly down by 16% after seven successive quarters of decline, were partly offset by lower unit operating costs.

With the uncertain economic outlook in Argentina, Brazil, and Venezuela, initiatives to restructure services will continue in order to reduce capacity and improve efficiency.

Asian Market

For 2002, operating losses increased to $38 million from $13 million the previous year with average freight rates down 11% due to excess trade lane capacity.

ASIAN MARKET

($ millions)                            2002         2001
                                        ----         ----

Volume (teu 000s)                         424          331
Revenue                                   508          435
Expenses                                  546          448
                                        ------------------
Operating loss                            (38)         (13)

Volume was up 24% with growth in the Asia-Americas and Asia-Europe trade lanes. Excluding Asia-Europe services now discontinued, Asian market volume grew by 8%.

In January 2003, CP Ships decided to withdraw from the Asia-Europe trade at the end of its slot charter agreement in early March 2003. Despite steady improvement in freight rates particularly during the second half of 2002 the trade remains unprofitable. The positive impact of withdrawal on full year 2003 results is expected to be partly offset by losses in the first quarter and continuing overheads.

For 2003, CP Ships plans to grow volume in existing or new trade lanes. As a part of this, in the first quarter, a new fixed-day weekly service was launched between North East Asia including China and Vancouver in response to strong growth in demand. This third Asia-Americas route will strengthen market presence and create further operating efficiencies by using existing organizations in Asia and North America.

Other Activities

In 2002, operating income at $13 million was down $3 million due to less profit from chartering out surplus ships.


OTHER ACTIVITIES

($ millions)                            2002         2001
                                        ----         ----

Revenue                                    82           95
Expenses                                   69           79
                                        ------------------
Operating income                           13           16


==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================


This offset improved performance in the North America-South Africa and break-bulk services and Montreal Gateway Terminals, where results improved due to stronger TransAtlantic volume and are expected to further benefit from the Canex consortium's planned move of its existing service from its current marine terminal in March 2003.

Outlook

After a weak start, CP Ships recorded a solid result for 2002 with stronger than expected volume, significant cost reduction and, in the second half, a slowing or reversal of freight rate declines in all of our markets except Latin America.

Providing there is sound US and world economic growth, we expect the approximate global balance between supply of ship capacity and container demand broadly achieved during 2002 to be maintained in 2003. But, any weakness in economic activity would likely expose the significant increase in new ship capacity being delivered this year. In our own trade lanes, we expect a seasonally weak first quarter. For the year overall, we anticipate volume to increase and freight rates to improve modestly, despite facing competitive challenges.

However, fewer new cost saving opportunities in 2003, the negative impact of a weaker US dollar and increases in some operating costs including fuel are expected to partly offset the benefits of higher average freight rates and the cost saving initiatives started in 2002. Overall, we expect
2003 operating income to be higher than 2002's $83 million, but below 2001's $139 million.


Other Consolidated Income Statement Items

Exceptional Items. The exceptional item in 2002 was a credit of $2 million resulting from the write-back of unutilized restructuring charges. This compares with exceptional charges of $43 million in 2001, comprising
$24 million relating to the demerger from Canadian Pacific Limited and $19 million of restructuring charges.

Interest. Net interest expense was up $23 million for 2002, due to increased borrowing mainly to finance investment in ships. During October 2002, the 10.375% fixed rate of interest payable on the $200 million senior notes was swapped for the remaining life of the notes, to interest based on three month LIBOR plus 5.77%, currently totalling about 7.15%.

Income Tax. The CP Ships group has been structured so that much of the income it generates from container shipping carries tax of relatively low rates. Furthermore, due in part to UK Tonnage Tax, the tax expense is now less dependent on the level of profits earned. For 2002, income tax expense was down $2 million from the previous year to $10 million.

Goodwill Charges. Following changes in Canadian accounting principles, goodwill has not been amortized since 1st January 2002, but is subject to an impairment test at least annually. The impairment tests have been completed and no write-downs were required. Not amortizing goodwill benefited net income by $16 million for the year.


Principal Consolidated Balance Sheet Items

Property, Plant and Equipment. In 2002, investment in property, plant and equipment was $441 million including $208 million to acquire the first six new ships delivered under the replacement program and a net payment of $181 million for the four previously bareboat chartered ice-strengthened ships.

Ship Replacement Program. The four-year $800 million capital investment program to replace chartered ships, mainly inherited with acquisitions, with 23 owned ships is nearly complete. The replacement ships are medium-sized from 2000 to 4000 teu, the optimal size range for regional trades. Some are specialized for their proposed trades.

TOTAL SHIP FLEET

                              [GRAPHIC OMITTED]

(Narrative of Embedded Graphic)

Total Ship Fleet - Bar chart depicting total ship fleet as a percentage for the years 1999 through 2003 with 2 bars - Percentage capacity owned and long-term committed and percentage capacity chartered. There is a further depiction along the same chart for ship deliveries and expenditures in $ millions for the same time periods.



==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================

The average cost to charter a standard 2750 teu container ship between 1996 and 2002 was $17,830 a day versus about $13,240 a day on a fully comparable basis to own the same ship today. While the newbuilds have been under construction, CP Ships has benefited from the decline in charter rates in 2001 and most of 2002.

During 2002, six newbuilds were delivered. Three 4100 teu ships, with high refrigerated cargo carrying capacity, were deployed in the restructured eastbound round-the-world service between Europe, Australasia, and North America. Three 3200 teu geared ships, having on-board cranes enabling them to operate in ports without shoreside cranes, operate in the Gulf-East Coast South America trade lane.

The program is on schedule with a further two 3200 teu geared ships, now delivered, two new and one used ice-strengthened ships, and six newly built long-term chartered ships, all due for delivery by the end of third quarter 2003.

The investment is being financed by cash from operations and committed bank borrowings. By completion of the program in the third quarter 2003, the average age of the owned fleet will be just over seven years. As the normal life of a ship is 25 years, it is expected that ship replacement on a large scale will not be needed for a long time.

At the end of 2002, chartered ships represented about 50% of capacity and, with more than 20 renewals at lower rates, significant cost savings were achieved during the year.

On completion of the replacement program, owned or long-term chartered fleet will represent nearly two-thirds of total capacity. The remaining chartered fleet will leave sufficient flexibility to manage changing market conditions.

Deferred Charges. In 2002, deferred charges increased by $11 million from the arrangement of new financings, mainly the ten-year senior notes, less $2 million for amortization.

Goodwill and Other Intangible Assets. At 31st December 2002, CP Ships had goodwill and other intangible assets of $608 million, an increase of $106 million on the prior year as a result of the acquisition of Italia Line.

Working Capital. Non-cash working capital increased in 2002 by $56 million mainly as a result of the Italia acquisition and higher revenue and accounts receivable at the end of 2002 compared to 2001.


Liquidity and Capital Resources

Cash from operations before unusual and spin-off payments in 2002 was $89 million compared with $210 million in 2001 due to net income adjusted for exceptional items being lower by $62 million and greater non-cash working capital needs of $63 million.

In February 2002, commitments were received for the remaining $100 million of a $350 million secured five-year revolving credit facility announced in December 2001. The facility is secured on ships being built under the ship replacement program. At 31st December 2002, CP Ships was able to borrow up to $206 million and had drawn $151 million. Since the year end, further drawdown conditions have been satisfied, allowing borrowings up to $263 million. The $175 million secured four-year revolving credit facility was fully drawn at 31st December 2002.

In July 2002, the balance sheet was strengthened by raising $275 million, net of fees, through the offering of 9.6 million common shares at C$15 ($9.93) and $200 million principal amount 10.375% ten-year senior unsecured notes at 97.722%. The notes were converted to registered form on 31st October 2002. The proceeds were used to pay for the acquisition of Italia Line, the purchase of four ice-strengthened containerships previously bareboat chartered and to reduce bank borrowings. Standard and Poor's and Moody's rated the notes BB+ and Ba3 respectively, in both cases one notch below the corporate rating.

In December 2002, liquidity was further increased with $90 million of committed unsecured revolving credit facilities with a maturity of 364 days, and an option to convert into a 12-month term loan prior to maturity. The facilities, which are available for general corporate purposes excluding acquisitions of ships and businesses were undrawn at the year end.

Some long-term debt and the senior unsecured notes have been guaranteed by the three principal operating subsidiaries. Financial information on these subsidiary guarantors can be found in note 23 of the audited annual financial statements filed with the Canadian Securities Administrators.

Debt at 31st December 2002 was $597 million up from $230 million as at 31st December 2001 due primarily to the investment in ships. Net debt at 31st December 2002 was $487 million, representing 28% of total capital compared to $114 million or 9% of total capital at the end of 2001.


==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================

Capital commitments at 31st December 2002 were $173 million including $170 million for ships to be delivered by third quarter 2003 under the replacement program.

CP Ships considers that it will be able to meet its known financial commitments from cash from operations and borrowing facilities.


Risk Analysis

CP Ships is exposed to market risk from foreign currency fluctuations, changes in interest rates and bunker fuel prices. To manage these risks it enters into hedging arrangements to hedge some or all of its anticipated net exposures. Gains and losses resulting from hedges are recognized in income in the same period as the underlying exposure. Hedging instruments are not used for either trading or speculative purposes.

Foreign Currency Exchange Risk. Revenue is denominated primarily in US dollars, the reporting currency. There is exposure through local operating costs to other currencies, the most significant of which are Canadian dollar, Euro and British pound. During 2002, all Canadian dollar and Euro transaction exposures were hedged, which resulted in a positive impact on operating income of $18 million.

The estimated impact of a 1% decrease in the US dollar exchange rate against the Canadian dollar, Euro and British pound combined is to decrease operating profit by $4 million.

At 31st December 2002, there were no hedging arrangements outstanding. Since the year end, most of the exposure to the Canadian dollar for 2003 has been hedged.

Interest Rate Risk. Interest on bank debt is LIBOR based. In October 2002, the 10.375% fixed rate of interest on the $200 million senior unsecured notes was swapped to interest based on three-month LIBOR plus 5.77% for the remaining life of the notes. Hence, the majority of long-term debt is generally at floating rates.

Long-term debt of $522 million at 31st December 2002 was at floating interest rates and there was $110 million of cash and cash equivalents. Based on this, the estimated impact of each increase of 1% in interest rates is to decrease net income by $4 million.


Fuel Price Risk. In 2002, 1.4 million tons of bunker fuel were purchased. The estimated impact of a 1% movement in bunker prices is to change operating profit by $2 million excluding any recoveries from fuel surcharges. There were no hedging arrangements outstanding at 31st December 2002.


Critical Accounting Policies

Significant accounting policies are more fully described in note 1 to the consolidated financial statements. Certain of the accounting policies are particularly important to the reported financial position and results of operations. These accounting policies include revenue and cost recognition and restructuring costs which can be found in notes 1(b) and 1(m) to the consolidated financial statements, respectively.


Dividends

Dividends of $14 million were paid on common shares in 2002. In 2001, $3 million was paid to a former Canadian Pacific Limited affiliate on preference shares which were redeemed prior to the spin-off.


Comparatives

CP Ships has revised its 2001 financial statements, which are shown as comparatives in the financial information in this annual report. This follows a re-examination and correction of the accounting treatment for consent payments made in August 2001 to parties to four ship leases to allow an efficient spin-off from Canadian Pacific Limited. The costs were originally deferred and were being amortized over the expected lives of the ship leases. The remaining balance of $6 million was written off as an exceptional charge in third quarter 2002 when the leases were terminated. However, it has been determined that the consent payments should have been written off in the third quarter 2001. The effect is to add $7 million to the 2001 exceptional charge for costs related to the spin-off which was part of a total $36 million exceptional charge, reducing earnings per share for 2001 by $0.09 per share.


==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================

FORWARD-LOOKING INFORMATION

This document contains certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 relating, but not limited, to operations, anticipated financial performance, business prospects and strategies of CP Ships. These statements can be found in the CEO's Letter to Shareholders and Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this document. Forward-looking information typically contains statements with words such as "consider," "anticipate," "believe," "expect," "plan," "intend" or similar words suggesting future outcomes or statements regarding an outlook on future changes in freight rates, achievable cost savings, the estimated amounts and timing of capital expenditures, anticipated future debt levels and incentive fees or revenue, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Investors should be aware that these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors are cautioned not to place undue reliance on forward-looking information. By its nature, the forward-looking information of CP Ships involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts and other forward-looking statements will not occur. These factors include, but are not limited to, changes in business strategies; general global and economic and business conditions, including the length and severity of the current economic slowdown in the countries and regions where CP Ships operates, particularly in the United States, Canada, Latin America, Australasia, Asia and Europe; the effects of competition and pricing pressures; industry overcapacity; changes in demand for container shipping; changes in laws and regulations, including environmental, employment, competition, anti-terrorism and trade laws; difficulties in implementing a cost savings program; currency, fuel price and interest rate fluctuations; changes in access to capital markets and other sources of financing; various events which could disrupt operations, including war, acts of terrorism, severe weather conditions and external labour unrest; compliance with security measures introduced by governmental and industry trade practice groups; and CP Ship's anticipation of and success in managing the risks arising from the foregoing.

The above list of important factors is not exhaustive. CP Ships undertakes no obligation, except as required by law, to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise, or the list of factors affecting this information.



==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================


TEN-YEAR COMPARISON
(unaudited)
                                    2002    2001   2000    1999     1998   1997    1996     1995    1994     1993
                                    ----    ----   ----    ----     ----   ----    ----     ----    ----     ----

Volume (teu millions)               2.01    1.84      1.83    1.37  1.16   .67     .48      .40     .24      .20
Revenue ($ billions)                2.69    2.65      2.64    1.88  1.78   1.03    .78      .69     .41      .34
EBITDA( 1 )($ millions)             176     213       224     136   163    142     106      79      77       53
Operating income( 2 )($ millions)   83      139       164     89    127    115     86       62      64       44
Cash from operations ($ millions)   77      185       174     29    135    118     117      64      75       58
Ships                               89      78        94      76    72     47      14       14      9        7
Containers (teu 000s)               413     345       327     303   232    175     65       64      36       29


             ----------------------------------------------------


QUARTERLY FREIGHT RATE CHANGES 2002 AND 2001
(unaudited)
                                              Q4        Q3      Q2        Q1         Q4       Q3      Q2       Q1
(Percentage change)                         2002      2002    2002      2002       2001     2001    2001     2001
                                            ----      ----    ----      ----       ----     ----    ----     ----

TransAtlantic                                  6        (1)     (6)       (6)        (3)      (2)     (3)       4
Australasia                                    2         2       -        (3)        (4)      (2)     (2)       6
Latin America                                 (4)       (1)     (4)       (4)        (5)      (1)     (2)       2
Asia                                           -        10       2       (10)        (5)      (8)

Overall                                        1         3      (2)       (7)        (4)      (1)     (1)       1


Percentage increase/(decrease) compared with previous quarter in average freight rates, which exclude inland revenue and slot charter revenue. Asia is excluded prior to Q3 2001 due to substantial change in mix of trade lanes during the period. Q4 2002 includes Italia Line. Overall is all trade lanes.





                                            (1) Earnings before interest, tax,
                                                   depreciation, amortization,
                                           exceptional items, goodwill charges
                                                         and minority interest
                                                  (2) Before exceptional items



==================================== 2002 ====================================

==================== Management's Discussion and Analysis ====================


QUARTERLY RESULTS 2002 AND 2001
(unaudited)
                                              Q4          Q3      Q2       Q1       Q4       Q3       Q2      Q1
($ millions)                                2002        2002    2002     2002     2001     2001     2001    2001
                                            ----        ----    ----     ----     ----     ----     ----    ----





Volume (teu 000s)
TransAtlantic                                284         277     256      222      233      227      245     237
Australasia                                   87          84      86       77       90       89       89      80
Latin America                                 55          48      38       33       39       41       41      41
Asia                                         113         106     110       95       94       96       79      62
Other                                         11           9       8        9       12       16       14      17
                                            --------------------------------------------------------------------
                                             550         524     498      436      468      469      468     437
                                            --------------------------------------------------------------------

Revenue
TransAtlantic                                371         349     320      288      334      315      339     335
Australasia                                  143         132     136      120      140      136      142     131
Latin America                                 71          63      54       50       59       62       63      60
Asia                                         145         137     123      103      115      124      108      88
Other                                         24          23      18       17       21       26       23      25
                                            --------------------------------------------------------------------
                                             754         704     651      578      669      663      675     639
                                            --------------------------------------------------------------------

Expenses
TransAtlantic                                350         332     306      280      305      301      321     317
Australasia                                  130         121     130      123      133      127      132     128
Latin America                                 69          58      46       44       52       52       56      56
Asia                                         150         141     133      122      128      126      107      87
Other                                         21          18      15       15       16       23       20      20
                                            --------------------------------------------------------------------
                                             720         670     630      584      634      629      636     608
                                            --------------------------------------------------------------------

Operating income(2)
TransAtlantic                                 21          17      14        8       29       14       18      18
Australasia                                   13          11       6       (3)       7        9       10       3
Latin America                                  2           5       8        6        7       10        7       4
Asia                                          (5)         (4)    (10)     (19)     (13)      (2)       1       1
Other                                          3           5       3        2        5        3        3       5
                                            --------------------------------------------------------------------
                                              34          34      21       (6)      35       34       39      31
                                            --------------------------------------------------------------------

Analysis of expenses
Container shipping operations                596         558     520      474      524      519      524     501
General and administrative                   101          89      88       89       87       91       92      93
Depreciation and amortization                 30          23      20       20       23       19       16      16
Other                                         (7)          -       2        1        -        -        4      (2)
                                            --------------------------------------------------------------------
                                             720         670     630      584      634      629      636     608
                                            --------------------------------------------------------------------

EBITDA( 1 )                                   64          57      41       14       58       53       55      47
                                            --------------------------------------------------------------------



==================================== 2002 ====================================

============ Management's Responsibility for Financial Reporting =============

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The information in this Annual Report is the responsibility of management and has been reviewed and approved by the Board of Directors. The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include amounts based on management's best estimates and careful judgment.

Management maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal audit department reviews these accounting controls on an ongoing basis and reports its findings and recommendations to management and to the Audit Committee of the Board of Directors.

The Board of Directors carries out its responsibility for the consolidated financial statements principally through its Audit Committee, consisting of all of the non-executive directors. This Committee reviews the consolidated financial statements with management and the independent auditors prior to submission to the Board for approval. It also reviews the recommendations of both the independent and internal auditors for improvements to internal controls as well as the actions of management to implement such recommendations.


/s/ Ray Miles                                   /s/ Ian Webber
Raymond R. Miles                                Ian J. Webber
Chief Executive Officer                         Chief Financial Officer

6th March 2003

==================================== 2002 ====================================

============================== Auditor's Report ==============================

To the shareholders of CP Ships Limited

We have audited the consolidated balance sheets of CP Ships Limited as at 31st December 2002 and 2001 and the consolidated statements of income, retained earnings and cash flow for each of the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at 31st December 2002 and 2001, the results of its operations and its cash flow for each of the years then ended in accordance with Canadian generally accepted accounting principles.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada
6th March 2003



Notice to US readers

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes, such as the changes described in notes 2 and 22(h) to the financial statements, that have a material effect on the comparability of the amounts disclosed in the company's financial statements. Our report to the shareholders dated 6th March 2003 is expressed in accordance with Canadian reporting standards which does not require a reference in the auditors' report to such changes when the change is properly acounted for and adequately disclosed in the financial statements.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada
6th March 2003


==================================== 2002 ====================================

===================== Consolidated Financial Statements ======================


CONSOLIDATED STATEMENTS OF INCOME
(US$ millions except per share amounts)

                                                                                          YEAR ENDED 31ST DECEMBER
                                                                                          2002                 2001
                                                                                          ----                 ----
                                                                                                       Revised (note 2)

Revenue
Container shipping operations                                                                 2,687              2,646

Expenses
Container shipping operations                                                                 2,148              2,068
General and administrative                                                                      367                363
Depreciation and amortization of intangible assets                                               93                 74
Currency exchange (gain)/loss                                                                    (4)                 2
                                                                                    -----------------------------------
                                                                                              2,604              2,507
                                                                                    -----------------------------------

Operating income before exceptional items                                                        83                139
Unusual items (note 3)                                                                            2                (19)
Spin-off related items (note 3)                                                                   -                (24)
                                                                                    -----------------------------------

Operating income                                                                                 85                 96
Interest expense, net (note 4)                                                                  (23)                 -
                                                                                    -----------------------------------

Income before income tax                                                                         62                 96
Income tax expense (note 5)                                                                     (10)               (12)
                                                                                    -----------------------------------

Income before goodwill charges and minority interest                                             52                 84
Minority interest                                                                                 -                  1
                                                                                    -----------------------------------

Income before goodwill charges                                                                   52                 85
Goodwill charges, net of tax ($0)                                                                 -                (16)
                                                                                    -----------------------------------

Net income                                                                                       52                 69
Dividends on preference shares                                                                    -                 (3)
                                                                                    -----------------------------------

Net income available to common shareholders                                           $          52      $          66
                                                                                    ===================================

Average number of common shares outstanding (millions) (note 16)                               84.8               79.3
Earnings per common share basic (note 16)                                             $        0.61      $        0.83
Earnings per common share diluted (note 16)                                           $        0.60      $        0.83

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Balance, 1st January                                                                            509                443
Net income                                                                                       52                 69
Dividends on preference shares                                                                    -                 (3)
Dividends on common shares                                                                      (14)                 -
                                                                                    -----------------------------------
Balance, 31st December                                                                $         547      $         509
                                                                                    ===================================


==================================== 2002 ====================================

===================== Consolidated Financial Statements ======================


CONSOLIDATED BALANCE SHEETS
(US$ millions)
                                                                                         AS AT 31ST DECEMBER
                                                                        2002                            2001
                                                                        ----                            ----
                                                                                             Revised (note 2)

ASSETS
Current assets
Cash and cash equivalents                                                110                             116
Accounts receivable                                                      526                             453
Prepaid expenses                                                          46                              38
Inventory                                                                 21                              12
                                                              ----------------------------------------------
                                                                         703                             619

Property, plant and equipment (note 7)                                 1,156                             795
Deferred charges (note 8)                                                 16                               7
Goodwill and other intangible assets (note 9)                            608                             502
Other assets (note 10)                                                     4                               -
                                                              ----------------------------------------------
                                                              $       2,487                    $       1,923
                                                              ==============================================


LIABILITIES
Current liabilities
Accounts payable and accrued liabilities                                 658                             589
Long-term debt within one year (note 11)                                  15                              15
                                                              ----------------------------------------------
                                                                         673                             604
Long-term liabilities
Long-term debt due after one year (note 11)                              582                             215
Future income taxes (note 5)                                               7                               8
                                                              ----------------------------------------------
                                                                         589                             223

Shareholders' equity
Common share capital (note 13)                                           685                             597
Contributed surplus (note 13)                                              1                               -
Retained earnings                                                        547                             509
Cumulative foreign currency translation adjustments                       (8)                            (10)
                                                              ----------------------------------------------
                                                                       1,225                           1,096
                                                              ----------------------------------------------
                                                              $        2,487                   $       1,923
                                                              ==============================================

Contingent Liabilities and Commitments - notes 18 and 19






On behalf of the Board:


/s/ Ray Miles                            /s/ Ian Webber
Raymond R. Miles                         Ian J. Webber
Director and Chief Executive Officer     Director and Chief Financial Officer


==================================== 2002 ====================================

===================== Consolidated Financial Statements ======================

CONSOLIDATED STATEMENTS OF CASH FLOW
(US$ millions)
                                                                                     YEAR ENDED 31ST DECEMBER
                                                                                   2002                       2001
                                                                                   ----                       ----
                                                                                                          Revised (note 2)

Operating activities
Net income                                                                                  52                         69
Depreciation and amortization of intangible assets                                          93                         90
Unusual and spin-off related items                                                          (2)                        43
Future income tax expense                                                                   (1)                         -
Amortization of deferred charges                                                             2                          -
Other                                                                                        1                          1
                                                                       -----------------------------------------------------
                                                                                           145                        203
(Increase)/decrease in non-cash working capital (note 15)                                  (56)                         7
                                                                       -----------------------------------------------------
Cash from operations before unusual and spin-off related payments                           89                        210
Unusual and spin-off related payments                                                      (12)                       (25)
                                                                       -----------------------------------------------------

Cash from operations                                                                        77                        185

Financing activities
Increase in share capital                                                                   88                          -
Contributed surplus                                                                          -                          2
Return of share capital                                                                      -                        (14)
Redemption of preferred shares                                                               -                       (116)
Increase in long-term debt                                                                 557                        160
Repayment of long-term debt                                                               (212)                       (14)
Repayment of Italia short-term debt                                                        (11)                         -
Increase in deferred charges                                                               (11)                        (7)
Increase in loans from former affiliated companies                                           -                         88
Repayment of loans from former affiliated companies                                          -                       (138)
Preference dividends paid                                                                    -                         (3)
Common share dividends paid                                                                (14)                         -
                                                                       -----------------------------------------------------
Cash inflow/(outflow) from financing activities                                            397                        (42)

Investing activities
Additions to property, plant and equipment                                                (441)                      (292)
Acquisition of businesses (note 6)                                                         (40)                         -
Proceeds from disposal of property, plant and equipment                                      5                         15
Proceeds from disposal of investments                                                        -                         12
Increase in other assets                                                                    (4)                         -
Repayment of loans to former affiliated company                                              -                        116
                                                                       -----------------------------------------------------
Cash outflow from investing activities                                                    (480)                      (149)

Decrease in cash and cash equivalents*                                                      (6)                        (6)
Cash and cash equivalents at beginning of year                                             116                        122
                                                                       -----------------------------------------------------
Cash and cash equivalents at end of year                                  $                110       $                116
                                                                       =====================================================

Additional information
Taxes paid                                                                $                 12       $                 12
Interest paid                                                             $                 12       $                  7
                                                                       =====================================================


*Cash and cash equivalents comprises cash and temporary investments with a maximum maturity of three months.



==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS

(Unless otherwise indicated, all amounts are shown in US$ millions)

1. Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). A reconciliation of significant measurement differences between Canadian and US GAAP has been included in note 22.

(a) Basis of consolidation - The consolidated financial statements include CP Ships Limited ("CP Ships") and the operations of all of its subsidiary companies from the date of acquisition until the date of disposal.

(b) Revenue and cost recognition - Revenue and costs directly attributable to loaded container movements are recognized when delivery of the loaded container to its final destination is completed. Other revenue is accounted for on completed service delivery and other costs are accounted for when incurred.

(c) Use of estimates - The preparation of financial statements requires that management make estimates in reporting the amounts of certain revenues and expenses for each financial year and certain assets and liabilities at the end of each financial year. Actual results may differ from these estimates.

(d) Income taxes - Income taxes are provided for using the liability method. Under this method, future tax assets and liabilities are recognized based on differences between the basis of assets and liabilities used for financial statement and income tax purposes, using substantively enacted tax rates. Future tax assets are not recognized if they are not expected to be utilized.

(e) Earnings per common share - Basic earnings per common share is calculated using the weighted average number of common shares outstanding in the year.

The dilutive effect of outstanding stock options and unvested restricted shares is reflected in diluted earnings per share by application of the treasury stock method, which assumes any proceeds received from the exercise of such awards are used to purchase common shares at the average market price during the period. The resulting incremental shares are included in the denominator of the diluted earnings per share calculation.

(f) Property, plant and equipment - Property, plant and equipment is stated at cost less depreciation, which is determined on a straight line basis over the estimated remaining useful life of each asset.

Depreciation on ships is calculated on a straight-line basis at rates to reduce the book value of each ship to its estimated residual value by the end of its estimated useful life which is considered to be 25 years.

Major additions, replacements and capital improvements to ships are depreciated over the estimated remaining useful life of the ship.

Dry docking and special survey costs are deferred and amortized over the dry docking cycle, typically between two to five years. Any unamortized cost is written off on the disposal of the relevant ship.

Containers are depreciated on a straight-line basis over their estimated useful life of 12 years to their estimated residual values.

Furniture and equipment is fully depreciated on a straight-line basis over the estimated useful lives of the assets, a maximum of ten years.

Computer hardware and software is fully depreciated on a straight-line basis over its estimated useful life which varies between three and eight years from the date that it is brought into use. Costs directly associated with developing or obtaining internal-use computer software are capitalized.

Trucking equipment is fully depreciated on a straight-line basis over the estimated service lives of the assets, a maximum of ten years. Owned automobiles are depreciated on a straight-line basis over four years.

Owned buildings are fully depreciated on a straight-line basis over the estimated useful lives, a maximum of 50 years. Land is not depreciated.

Leasehold improvements are amortized over the lesser of the remaining lease term or ten years.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

Terminal equipment is depreciated on a straight-line basis over its estimated useful life which varies between three and 30 years.

When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and the remaining balance, net of any proceeds from sale or salvage value, is reflected in the result from operations.

(g) Leases - Leases are classified as either capital or operating. Those leases which transfer substantially all the benefits and risks of ownership of property to CP Ships are accounted for as capital leases.

Capital leases are accounted for as assets and are fully amortized on a straight-line basis over the period of expected use of the assets. Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year, otherwise the principal is included in amounts due after one year. The capitalized lease obligation reflects the present value of future lease payments. The finance element of the lease payments is charged to income over the term of the lease.

Operating lease costs are charged to income on a straight-line basis.

(h) Goodwill and other intangible assets - Goodwill represents the excess of the fair value of consideration paid over the fair value of net tangible and other identifiable intangible assets acquired. Separately identifiable intangible assets are recorded at fair value. CP Ships evaluates the carrying value of goodwill for possible impairment of each reporting unit on an annual basis. Prior to 2002, goodwill was amortized to income over a period of 35 years. The impact of not amortizing goodwill in 2001 would have been to increase net income by $16 million to $85 million from an income of $69 million and would have increased basic and diluted earnings per share by $0.20. Identifiable intangible assets with indefinite lives are not amortized but are subject to impairment review at least annually. All other intangible assets are amortized on a straight-line basis over their estimated economic useful lives ranging from 10 to 20 years.

(i) Foreign currency translation - Revenue and expense items and other transactions denominated in foreign currencies are recorded in United States dollars, which is the functional currency of CP Ships, at the exchange rates in effect on the dates of the related transactions. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the year-end rates of exchange. Foreign currency gains and losses arising from realization or remeasurement of foreign currency denominated monetary assets and liabilities are recognized in income as incurred.

The financial statements of subsidiary companies denominated in currencies other than United States dollars, which are all considered to be self sustaining, are translated into United States dollars using year-end rates of exchange for assets and liabilities and average rates in effect during the year for revenues and expenses. Exchange gains or losses arising from such translation are deferred and included under shareholders' equity as foreign currency translation adjustments.

(j) Employee future benefits - The costs of pensions are actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Market related values are used for calculating the expected return on plan assets. The projected benefit obligation is discounted using a market interest rate at the beginning of the year on high quality corporate debt instruments.

Pension expense includes the cost of pension benefits earned during the year, the interest cost on pension obligations, the expected return on pension plan assets, settlement gains, the amortization of the net transitional asset, the amortization of adjustments arising from pension plan amendments, and the amortization of the excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the market related value of plan assets. The amortization period covers the expected average remaining service lives of employees covered by the various plans.

For defined contribution plans, pension costs generally equal plan contributions due during the year.

(k) Derivative financial instruments - Hedging instruments are utilized by CP Ships to manage its exposure to foreign currency exchange rates. Payments or receipts under these contracts are recognized in the income statement concurrently with the hedged transaction and are netted against the hedged item providing the effectiveness of the hedge is reasonably assured. The fair values of the outstanding contracts are not reflected in the financial statements.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

CP Ships also uses hedging instruments to manage its exposure to interest rates. Net payments or receipts from such arrangements are accrued as adjustments to interest expense and the fair values of the outstanding contracts are not reflected in the financial statements.

(l) Stock-based compensation - CP Ships has stock-based compensation plans described in note 14, under which stock options and restricted stock have been granted to directors and certain key employees or were granted to former Canadian Pacific Limited ("CPL") employees as part of the Plan of Arrangement under which CP Ships was demerged from CPL on 1st October 2001 (note 13).

CICA 3870, "Stock-Based Compensation and Other Stock-Based Payments" was adopted effective 1st January 2002. Any consideration paid by employees on the exercise of stock options is credited to share capital. In the event options are cancelled, no adjustment is made to share capital and no expense is recognized. Compensation expense is not recognized for stock options.

Compensation expense is recognized for direct awards of stock at market value when granted or if non-vested, such expense is spread over the vesting period.

Prior to 2002, all stock-based compensation was treated as an equity transaction and no expense was recognized.

(m) Restructuring costs - Restructuring costs are recorded in the year detailed exit and restructuring plans are approved. Provisions for restructuring costs are recorded in liabilities.

(n) Acquisitions - CP Ships accounts for all of its acquisitions using the purchase method. Under this method, all assets and liabilities are recorded at their fair value at the acquisition date.

(o) Comparative figures - Certain comparatives are reclassified to conform with the presentation adopted in the current year.


(p) New Canadian accounting pronouncements - CICA AcG-13
"Hedging Relationships" is effective for fiscal year beginning on or after 1st July 2003 and specifies new criteria for applying hedge accounting. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

CICA 3063, "Impairment of Long-Lived Assets" is effective for fiscal years beginning on or after 1st January 2004 unless adopted earlier. This section establishes standards for the recognition, measurement and disclosure of impairment of long-lived assets using a two-step process. When conditions exist, the first step determines when an impairment is recognized by measuring the carrying value amount against the expected undiscounted cash flows from use and disposal. The second step, if necessary, is to measure the amount of impairment as the excess of carrying value exceeding fair value. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

CICA 3475, "Disposal of Long-Lived Assets and Discontinued Operations" applies prospectively to disposal activities initiated after 31st May 2003 unless adopted earlier. The standard establishes the recognition, measurement, presentation and disclosure of the disposal of long-lived assets and the presentation and disclosure of discontinued operations. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

2. Comparative Figures

The 2001 financial statements have been revised. This follows a re-examination and correction of the accounting treatment for consent payments made in August 2001 to parties to the Montrose and Montclare ship leases to allow an efficient spin-off from CPL under the Plan of Arrangement described in note
13. The costs were originally deferred and were being amortized over the expected lives of the ship leases. However, it has been determined that the consent payments should have been written-off in 2001. The effect is to add $7 million to the 2001 exceptional charge for costs related to the spin-off which was part of a total $36 million exceptional charge. Previously reported 2001 net income has been reduced by $7 million and earnings per share by $0.09 per share.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

3. Exceptional Items

In 2002 the exceptional credit of $2 million arises from the write back of unutilized provisions for unusual charges established in 2001 as an exceptional charge.

The exceptional charges in 2001 comprised:

(a) Spin-off related items of $24 million for professional fees and other expenses associated with the company's demerger from CPL under the Plan of Arrangement described in note 13, including $7 million for consent payments to parties to the Montrose and Montclare ship leases and $10 million for the cost of terminating a cash-based long-term incentive plan ("LTIP") by converging it into restricted stock awards. The total value of shares required to terminate LTIP was $22 million. The amount of $10 million included in the exceptional charge, together with an $8 million provision charged for the year ended 31st December 2000 for LTIP earned to that date allowed for the purchase on the market of CP Ship's shares at a value of $18 million. Shares valued at $4 million were issued from treasury. The shares were placed in an irrevocable trust which was established to settle the company's obligations under the LTIP termination arrangements.

(b) Unusual charges of $19 million for the restructuring of organization and offices, mainly in Europe and North America, during 2001 and 2002. The charges include the cost of employee severance and redundant office leases.

4. Interest Expense (net)


                                          2002                 2001
                                          ----                 ----

Long-term debt                               (24)                  (6)
Short-term debt                               (1)                  (1)
                                     ---------------------------------
Total interest expense                       (25)                  (7)
Interest income                                2                    7
                                     ---------------------------------
Net                                  $       (23)          $        -
                                     =================================


5. Income Tax Expense

Taxation in these financial statements arises from the activities of CP Ships' trading companies. The principal operating subsidiaries have operations taxable mainly in jurisdictions or programs with relatively low rates of tax including under UK Tonnage Tax where taxation is based on the tonnage of ships used by the subsidiary, rather than profits earned.


                                          2002                 2001
                                          ----                 ----

Income tax expense
Current                                       11                   12
Future                                        (1)                   -
                                     ---------------------------------
                                     $        10            $      12
                                     =================================


The difference between the income tax expense and the theoretical expense obtained by applying the Canadian statutory tax rate is as follows:


                                          2002                 2001
                                          ----                 ----

Provision at Canadian statutory rates         19                   38
Foreign tax rate differentials               (14)                 (30)
Prior year items                              (1)                   1
Other                                          6                    3
                                     ---------------------------------
Income tax expense                   $        10            $      12
                                     =================================


The provision for future income taxes arises from differences in the recognition of revenues and expenses for income tax and accounting purposes. The temporary differences comprising the future income tax liability are:


                                          2002                 2001
                                          ----                 ----

Future income tax liabilities
Capital assets carrying value in
   excess of tax basis                         6                    7
Other items                                    1                    1
                                     ---------------------------------
                                     $         7            $       8
                                     =================================


At 31st December 2002, the amount of unused tax losses was $56 million (2001:
$17 million) for which no future tax asset has been recognized because it is considered unlikely the losses will be utilized in the foreseeable future, if at all. The tax losses will begin to expire in 2007.

6. Business Acquisitions

On 6th August 2002, CP Ships completed the acquisition of all the outstanding shares of Italia di Navigazione S.p.A. ("Italia Line") and its sales agencies in Italy and Spain together with certain assets of its Canadian and, subsequently, Venezuelan agencies.



==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

The acquisition gives rise to goodwill and other intangible assets of $106 million. No deferred tax asset has been created for tax losses or tax deductible goodwill since they are not expected to be utilized. The estimated fair values of the net assets acquired and consideration, which was paid in cash, are summarized as follows:



Accounts receivable and inventory                                  36
All other tangible assets                                          16
Goodwill and other intangible assets                              106
Bank borrowings                                                   (11)
Accounts payable and accrued liabilities                          (85)
Long-term debt                                                    (22)
                                                                 -----
Consideration and costs                                          $ 40
                                                                 =====


Included above is a $9 million provision to terminate contracts and restructure the organization. These costs relate to closing certain offices and terminating contracts with third party suppliers that were not needed. The restructuring will be substantially completed by the end of 2003 although some costs of cancelled contracts will extend to 2006. At 31st December 2002, costs paid were less than $1 million.

7. Property, Plant and Equipment


                                          2002                 2001




Ships
Cost                                       1,038                  640
Accumulated depreciation                    (148)                (114)
                                      -----------            ---------
                                             890                  526

Containers
Cost                                         139                  135
Accumulated depreciation                     (50)                 (44)
                                      -----------            ---------
                                              89                   91

Terminal equipment and other
Cost                                         126                  119
Accumulated depreciation                     (58)                 (53)
                                      -----------            ---------
                                              68                   66

Computer hardware and software
Cost                                         182                  162
Accumulated depreciation                     (73)                 (50)
                                      -----------            ---------
                                             109                  112

Total cost                                 1,485                1,056
Total accumulated depreciation              (329)                (261)
                                      -----------            ---------
Net book value                        $    1,156             $    795
                                      ===========            =========


Assets under construction which are not being depreciated included above amount to $46 million at 31st December 2002 (31st December 2001: $97 million).

At 31st December 2002 assets held under capital leases included above had a cost of $115 million (2001: $104 million) and accumulated depreciation of $64 million (2001: $59 million).

Ships with a net book value of $533 million at 31st December 2002 (2001: $301 million) were pledged as security against bank and other loans and buildings with a net book value of $3 million (2001: $3 million) were mortgaged as security against long-term loans.

8. Deferred Charges

Deferred charges represent $16 million (2001: $7 million) of costs less amortization related to the arrangement of new financings including $200 million unsecured principal amount ten-year senior notes in 2002. These costs are amortized evenly over the periods of the underlying arrangements which end between 2005 and 2012. The amortization in 2002 was $2 million (2001: $0).

9. Goodwill and Other Intangible Assets


Balance, 1st January 2002                                         502
Additions                                                         106
                                                             --------
Balance, 31st December 2002                                  $    608
                                                             ========


Additions to goodwill and other intangible assets in 2002 comprise $106 million in respect of the Italia Line acquisition, of which $10 million was assigned to trade names and customer service contracts and the remainder to goodwill. Identifiable intangible assets have an estimated useful life of between 10 and 20 years. Amortization expense for these items in 2002 was less than $1 million. Of the goodwill, $69 million has been allocated to the TransAtlantic market segment and $27 million has been allocated to the Latin American market segment.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

10. Other Assets

Other assets comprise cash on deposit of $4 million (2001: $0) in respect of operational guarantees.

11. Long-Term Debt


                                        2002         2001
                                        ----         ----

Bank loans                              326          160
Long-term loans                          45           52
Ten-year senior notes                   196            -
Capital leases                           30           18
                                      -----        -----
                                        597          230
Amounts due within one year             (15)         (15)
                                      -----        -----
Amounts due after one year            $ 582        $ 215
                                      =====        =====


The bank loans represent amounts drawn on a $175 million revolving credit facility that is committed to August 2005 with a $50 million step down in August 2004 and a second revolving credit facility of $350 million that is committed to December 2006, with a 25% step down in December 2005. Both facilities are secured by certain owned ships and bear interest at a margin, which depends on the facilities' credit rating, over LIBOR. As at 31st December 2002, the margins were 1.05% and 1.75% respectively.

An additional $90 million of unsecured revolving facilities was available but undrawn at 31st December 2002. The unsecured revolving facilities have a 364 day maturity with an option to convert to a 12 month term loan at maturity and bear interest at 2%.

Long-term loans comprises $1 million repayable up to 2008 and bearing interest at LIBOR plus 2.625% secured by an office building and $44 million repayable up to 2008 bearing interest at 6.71% secured by ships.

Ten-year senior notes comprises $200 million unsecured principal amount notes at 10.375% issued in July 2002 at a price of 97.722% for an effective rate of 10.75% which mature in July 2012. The issue discount is being accreted over the life of the bonds. CP Ships may redeem the senior notes at any time according to a predetermined pricing formula.


The bank loans, long-term loans and senior notes are subject to covenants which are customary for these types of facility.

Aggregate maturities of the bank loans, long-term loans and senior notes over the next five years and thereafter are as follows:


2003                                    7
2004                                   57
2005                                  133
2006                                  160
2007                                   10
Thereafter                            200
                                    -----
Total payments                      $ 567
                                    =====


Capital Leases - The capital leases consist of container leases of $30 million (2001: $18 million).

The capital leases are repayable in monthly installments ending between 2003 and 2007 and are secured on the leased equipment. Obligations under capital leases bear interest primarily at fixed rates, which range from 3% to 13%. Interest expense on such leases amounted to $2 million (2001: $3 million).

Capital lease commitments are over the next five years as follows:


2003                                                   11
2004                                                   10
2005                                                    7
2006                                                    5
2007                                                    3
                                                     ----
Total minimum lease payments                           36
Less: imputed interest                                 (6)
                                                     ----
Present value of minimum lease payments                30
Less: current portion                                  (8)
                                                     ----
Long-term portion of capital lease commitments       $ 22
                                                     ====


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

12. Financial Instruments and Risk Management

Financial assets and liabilities - Short-term financial assets and liabilities are valued at their carrying amounts as presented in the consolidated balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of these instruments.

The fair value of third-party long-term debt has been estimated based on current market prices and rates currently available to CP Ships for long-term borrowing with similar terms and conditions to those borrowings in place at the balance sheet date. The fair value of the senior notes results in a $14 million gain in favour of the holders. Otherwise, there is no material difference between the carrying value and the fair value of third-party long-term debt.

CP Ships is exposed to credit losses in the event of nonperformance by counter parties to financial instruments including interest rate and foreign currency hedge contracts. CP Ships mitigates this risk by contracting with counter parties of high credit quality and by using an appropriate number of counter parties, thereby reducing the risks that would result from concentration.

Interest rate and foreign currency hedge contracts - In 2002 CP Ships entered into an interest rate swap agreement that swapped the 10.375% fixed rate of interest on the senior notes to interest based on three-month LIBOR plus 5.77%. The swap agreement has the same term as the senior notes.

The fair value of the interest rate swap agreement as at 31st December 2002 was $4 million in favour of CP Ships, taking into account interest rates in effect at that time.

CP Ships is exposed to changes in exchange rates on future net cost streams denominated in certain currencies other than United States dollars. To manage these exposures, CP Ships enters into foreign currency hedge contracts as it deems appropriate, to cover some or all of its anticipated net exposure, which is principally to Euro, Canadian dollars and British pounds.

At 31st December 2002 and 2001, CP Ships did not have any outstanding foreign currency hedges in place.

13.  Shareholders' Equity

Prior to 1st October 2001, CP Ships Holdings Inc ("CPSHI") was the wholly owned holding company of Canadian Pacific Limited's ("CPL") container shipping interests. On 1st October 2001, as part of a Plan of Arrangement, CPL distributed its interests in CPSHI to a newly created subsidiary company, CP Ships. CPL then distributed its investment in CP Ships to CPL's common shareholders on the basis of one new common share in CP Ships for four old CPL common shares. Where appropriate, share numbers in the financial statements reflect the effect of the share consolidation applied retroactively. As both CPSHI and CP Ships were under the control of CPL at the time, the transactions were accounted for in a manner similar to a pooling-of-interests and the historical financial information of CPSHI became the historical financial information of the now publicly held CP Ships. On 1st January 2002, CPSHI amalgamated with CP Ships.

The authorized share capital of CP Ships is an unlimited number of common shares and an unlimited number of preference shares.

An analysis of CP Ships common shares is as follows:

                                     Number        $ millions
                                    ----------    ------------


Balance, 1st January 2001                   -               -
New issue                           79,127,044            597
Issued under Launch Award,
stock option plans and
LTIP buy-out                           842,051              -
                                    -------------------------
Balance, 31st December 2001         79,969,095            597
New issue                            9,646,500             88
Issued under stock-based
compensation plans                     121,326              -
                                    -------------------------
Balance, 31st December 2002         89,736,921          $ 685
                                    =========================


On 3rd July 2002 CP Ships completed the issue of 8.5 million new common shares at C$15.00 (US$9.93) for approximate net proceeds after deduction of offering expenses of $77 million.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

On 9th July 2002, CP Ships completed the issue of a further 1.1 million new common shares at C$15.00 (US$9.93) under an over-allotment option for additional net proceeds of approximately $11 million.

During 2002, 704,666 restricted shares were granted which become issued only on vesting in 2004. The compensation expense recognized in 2002 for granting these restricted shares is $1 million (2001: $0) and contributed surplus was increased accordingly.

During 2001, and prior to CPL's disposal of CPSHI to CP Ships, CPL provided an additional $2 million as contributed surplus, and CPSHI subsequently increased its stated share capital to $550 million by the amount of its $487 million contributed surplus. CPSHI also returned $14 million of share capital to CPL, redeemed the 175,000 redeemable cumulative preference shares and issued 400 common shares to CPL at a value of $61 million as consideration for the transfer of shipping related affiliates and other assets from CPL.

Shareholder Rights Plan - On 30th July 2001, CP Ships adopted a Shareholder Rights Plan (the "Rights Plan") which became effective 1st October 2001. The Rights Plan is designed to provide CP Ships with sufficient time to explore and develop alternatives for maximizing shareholder value in the event of a takeover bid and to provide all shareholders with an equal opportunity to participate in the bid.

14. Stock Options

Under the CP Ships Employee Stock Option Plan ("ESOP") and Directors Stock Option Plan ("DSOP") options may be granted to employees and directors to purchase CP Ships common shares at a price normally based on the market value of the shares on or immediately prior to the grant date. Each option may be exercised on a date or dates set by the Board of Directors and generally expires ten years after the grant date.


At 31st December 2002, 3,763,573 shares (2001: 2,453,429 shares) were available for the granting of future options under the stock option plans out of the 6,158,000 currently authorized.

The company has elected to not recognize stock option compensation as an expense but to disclose the effect based on fair value spread over the period to vesting. ESOP shares generally vest three years from grant. DSOP shares vest immediately upon grant.

The company has used the Black-Scholes option-pricing model to assess the fair value of the 155,000 options granted to employees and the 24,000 options granted to directors in 2002 with the following assumptions:

Dividend yield                           1.4%
Volatility                              30.0%
Risk-free interest rate                  4.5%
Expected life (years)                    5

In view of the small numbers of options granted there is no material impact to disclose on reported net income or earnings per common share.

During 2002, 2,114,012 stock options were replaced with 704,666 restricted shares.

In the event of a change in control of CP Ships, all outstanding options and unvested restricted shares under all plans become immediately exercisable.

Transition of CPL Option Plan - On the effective date of the Plan of Arrangement described in note 13, outstanding options under the CPL Key Employee Stock Option Plan ("KESOP") were replaced pro-rata with new options under the new option plans of the five separately-listed companies, including CP Ships, which were created by the spin-off. Former CPL shares may be exercised after two years from the original grant date under KESOP in respect to one-half of the number of shares and after three years in respect to the balance and expire ten years after the original grant date.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

Details of the stock options outstanding are as follows:


                                                          2002                                2001
                                                          ----                                ----
                                                               Weighted Average                    Weighted Average
                                               Number of       Exercise Price       Number of       Exercise Price
                                                Options         ($ per share)        Options        ($ per share)
                                              -----------      ----------------     ---------      -----------------

Outstanding at beginning of the year            3,673,520           7.334                   -              -
Granted to former CPL employees under
the Plan of Arrangement                                 -               -             548,983          4.052
Granted under:
  ESOP                                            155,000           9.660           3,136,000          7.840
  DSOP                                             24,000          10.390              48,000          7.840
Exercised                                        (107,733)          3.901             (51,051)         4.205
Forfeited                                      (2,213,785)          4.151              (8,412)         4.141
Expired                                               (25)          3.900                   -              -
                                              ---------------------------------------------------------------------
Outstanding at end of the year                  1,530,977           7.105           3,673,520          7.334
                                              =====================================================================


Details as at 31st December 2002 of the stock options outstanding by year of expiry are as follows:

                                                Exercise Price     Weighted Average                      Weighted Average
                                   Number of        Range           Exercise Price         Number          Exercise Price
Year of Expiry                      Options     ($ per share)       ($ per share)        Exercisable       ($ per share)
                                   ---------    ---------------    ----------------      -----------     ----------------

2003                                 24,826      2.703-3.049             2.994              24,826             2.994
2004                                 16,165            2.857             2.857              16,165             2.857
2005                                 30,391      3.228-3.280             3.229              30,391             3.229
2006                                      -                -                 -                   -                 -
2007                                 57,091      4.856-5.112             4.861              57,091             4.861
2008                                  9,400      4.542-5.509             4.866               9,400             4.866
2009                                 91,417            4.087             4.087              91,417             4.087
2010                                112,699      4.247-5.246             4.308             112,699             4.308
2011                              1,113,322            7.840             7.840              48,000             7.840
2012                                 75,666     9.660-10.390             9.892              24,000            10.390
                                  ----------------------------------------------------------------------------------------
                                  1,530,977      2.491-7.840             7.105             413,989             4.097
                                  ========================================================================================



==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

15. Change in Non-Cash Working Capital Balances

                                                  2002         2001
                                                  ----         ----

(Increase)/decrease in current assets
Accounts receivable                               (73)         (61)
Prepaid expenses                                   (8)          (6)
Inventory                                          (9)           2
                                                  ------------------
                                                  (90)         (65)

Increase/(decrease) in current liabilities
Accounts payable and accrued liabilities           83           62

Increase in non-cash working
  capital from acquisition of
  businesses (note 6)                             (49)           -
Decrease in non-cash working
  capital transferred in from
  shipping-related affiliates
  prior to spin-off (note 13)                       -            9
Other changes in non-cash
  working capital                                   -            1
                                                  ------------------
Total                                           $ (56)         $ 7

16. Earnings Per Share

Basic and diluted earnings per share are shown on the income statement and have been calculated using net income available to common shareholders divided by 84.8 million and 86.1 million shares respectively for 2002 and 79.3 million and 79.9 million shares respectively for 2001.

The basic and diluted earnings per share figures for 2001 have been determined as if the shares and options outstanding at the spin-off date (note 13) had been in place for 2001.


(millions of shares)                     2002        2001
                                        ----         ----



Weighted average number of
  common shares outstanding
  for basic earnings per share           84.8        79.3
Effect of dilutive securities
  - stock options                         0.6         0.6
  - unvested restricted shares            0.7           -
                                         ----------------
Weighted average number of
  common shares outstanding
  for diluted earnings per share         86.1        79.9
                                         ================

17. Related Party Transactions

Container shipping operating expenses include $90 in 2001 in relation to services provided by parties who related at the times of the transactions, mainly for transportation costs paid to Canadian Pacific Railway, which charges were established on normal commercial terms. There were dividends on preference shares paid to former affiliated company amounting to $3 million in 2001.

18. Contingent Liabilities

At 31st December 2002, CP Ships had bank and other guarantees given in the normal course of business of $2 (2001: $1 million).

During the normal course of business activity, CP Ships its subsidiaries are occasionally involved in litigation proceedings. The company is currently defending an action in Belgium that was initiated in 1999 totalling approximately Euro 89 million ($93 million) against it and certain of its subsidiaries relating to termination of contracts for stevedoring and related services. CP Ships intends to defend vigorously this action. CP Ships and its subsidiaries do not believe they will incur any liability and accordingly, no provision has been made in the financial statements with respect to this matter other than for legal costs.

19. Commitments

(a) Capital expenditures - CP Ships had capital commitments at 31st December 2002 of $173 million, principally in to shipbuilding contracts, which fall due in 2003.

(b) Operating leases - CP Ships utilizes ships, containers and other equipment and occupies premises under noncancelable operating leases.


Rent expense under operating leases:

                                           2002      2001
                                           ----      ----

Ships                                       207       308
Containers                                  131       132
Other                                        27        18
                                          ---------------
                                          $ 365     $ 458
                                          ===============

==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

CP Ships has commitments under operating leases, including obligations under time charters which include certain ship operating expenses, and under long-term bare-boat charters. The commitments in each of the next five years and thereafter are:


2003                                   159
2004                                    92
2005                                    97
2006                                    59
2007                                    53
2008 and thereafter                    162
                                     -----
                                     $ 622
                                     =====


20. Pensions

CP Ships operates a number of defined contribution and defined benefit pension plans throughout the world.

Defined benefit plans are based principally on years of service and compensation levels near retirement. Annual contributions to these plans, which are based on various actuarial cost methods, are made on the basis of not less than the minimum amounts required by national, federal or provincial pension supervisory authorities.

Net benefit plan expense for each year for defined benefit plans includes the following components:


                                       2002         2001
                                       ----         ----


Service cost - benefits earned
 during the year                         1            1
Interest cost on projected
 benefit obligation                      2            4
Expected return on pension
 fund assets                            (2)          (4)
Recognized net actuarial loss            -            4
Amount not recognized
 due to limitation                       2           (3)
Curtailment gain                        (2)           -
                                       ------------------
Net benefit plan expense               $ 1           $ 2
                                       ==================


Information about changes in CP plans is as follows:

                                            2002         2001
                                            ----         ----

Change in benefit obligation
Benefit obligation at beginning of year        32        85
Service cost                                    1         1
Interest cost                                   2         4
Amendments                                      -        (2)
Actuarial loss/(gain)                           2       (16)
Settlement                                      -       (38)
Benefits paid                                  (3)       (1)
Exchange rate fluctuation                       1        (1)
                                             -----------------
Benefit obligation at end of year            $ 35      $ 32
                                             =================

Change in plan assets
Fair value of assets at beginning of year      25        83
Actual return on plan assets                   (2)      (21)
Settlement                                      -       (38)
Employer contributions                          2         2
Benefits paid                                  (3)       (1)
Exchange rate fluctuation                       1         -
                                             -----------------
Fair value of plan assets at end of year     $ 23      $ 25
                                             =================


Included in the above accrued benefit obligation and fair value of plan assets are the following amounts in respect to plans that are not fully funded:

                                                2002         2001
                                                ----         ----

Funded status                                   (12)          (7)
Unrecognized net actuarial loss                  13            8
Unrecognized prior service cost                   -           (2)
Amount not recognized due to limitation          (4)          (2)
                                               ------------------
Accrued benefit cost                           $ (3)        $ (3)
                                               ==================

Weighted-average assumptions as of 31st December:
Discount rate                                    6.1%        6.5%
Expected return on plan assets                   7.0%        7.2%
Rate of compensation increase                    4.2%        4.9%

CP Ships also has a number of defined contribution plans.
The net expense for such plans was $6 million (2001:
$4 million).



==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

21. Segment Information

CP Ships provides regional containerized ocean and related inland transportation services across the world in various trade lanes.

CP Ships manages its business by aggregating its container shipping services into the four major markets that it serves, namely TransAtlantic, Australasia, Latin America and Asia. Container shipping services in other regions and services ancillary to container shipping are separately aggregated. Accordingly, CP Ships has five reportable segments.

Revenue and operating expenses are either directly related to the activity in a segment or are centrally managed and are allocated across the segments.

CP Ships does not manage or analyze its assets by segment and consequently no segmented analysis of assets is presented. It is impractical to obtain an analysis of revenue by customers' countries of domicile. CP Ships does not rely on any single major customer or group of major customers. No customer accounts for more than 10% of revenue.


                                             2002      2001
                                             ----      ----

Revenue
TransAtlantic                               1,328     1,323
Australasia                                   531       549
Latin America                                 238       244
Asia                                          508       435
Other                                          82        95
                                          -----------------
                                           $2,687    $2,646
                                          =================

Expenses
TransAtlantic                               1,268     1,244
Australasia                                   504       520
Latin America                                 217       216
Asia                                          546       448
Other                                          69        79
                                          -----------------
                                           $2,604    $2,507
                                          =================

Operating income before
 exceptional items
TransAtlantic                                  60        79
Australasia                                    27        29
Latin America                                  21        28
Asia                                          (38)      (13)
Other                                          13        16
                                          -----------------
                                              $83     $139
                                          =================


Depreciation and amortization included in expenses:

                                           2002    2001
                                           ----    ----

TransAtlantic                               50      44
Australasia                                 10       6
Latin America                                9       5
Asia                                        18       8
Other                                        6      11
                                           -----------
                                           $93     $74
                                           ===========

Geographical analysis of property, plant and equipment and goodwill and other intangible assets:

                                           2002    2001
                                           ----    ----

Canada                                       33      36
United States                                88      85
Other countries                              56      57
Ships(1)                                    890     526
Containers(1)                                89      91
Goodwill and other intangible assets(1)     608     502
                                         --------------
                                         $1,764  $1,297
                                         ==============

(1) None of ships, containers or goodwill and other intangible assets are located in a particular country

22. Differences Between Accounting Principles Generally Accepted in Canada and in the United States

Summary of differences - The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences are described below along with their effect on CP Ships' Consolidated Statement of Income, Retained Earnings, Consolidated Balance Sheets and Consolidated Statements of Cash Flow. Certain additional disclosures as required under US GAAP have not been provided as permitted by the Securities and Exchange Commission.

(a) Derivative financial instruments - Adoption of FASB Statement No. 133 Effective 1st January 2001, CP Ships adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and 138 for the purpose of presenting US GAAP financial information. The cumulative effect of the adoption of FAS 133 at 1st January 2001 was to reduce net income before taxes under US GAAP by approximately $4 million.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

FAS 133 requires that all derivative instruments be recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

CP Ships offers to certain customers the option to pay its receivables in either US dollars or the local currency of the customer. These terms constitute an embedded derivative and for US GAAP are accounted for under FAS 133 which requires revaluing these derivatives to fair value and recording a liability with the offset to net income.

Foreign currency hedging Derivatives, which are designated as cash flow hedges for Canadian GAAP, are used by CP Ships to hedge certain anticipated foreign currency expenditures.

Under Canadian GAAP, gains and losses on foreign exchange hedge contracts are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the instrument is settled. Under US GAAP, CP Ships does not meet all of the criteria for hedge accounting and therefore outstanding hedges have been marked-to-market through earnings.

Interest rate swaps Interest rate swap agreements are used by CP Ships to manage interest rate risk. These swaps are accounted for as hedges under Canadian GAAP. Under US GAAP, CP Ships does not meet all of the criteria for hedge accounting and therefore outstanding hedges have been marked-to-market through earnings.

(b) Acquisition integration and reorganization costs - There are differences between Canadian and US GAAP as to the timing of the recognition of certain liabilities associated with acquisition-related integration and reorganization costs. Further, in the past under US GAAP certain of these costs were charged to the income statement rather than being allocated to the cost of the acquisition, with a consequent effect on the amount of goodwill and the subsequent annual amortization charge. There are no longer any differences between US and Canadian GAAP. Differences in the balance of goodwill will remain.


(c) Employee future benefits - pension costs - The treatment of pension costs is similar under both Canadian and US GAAP. The remaining differences affecting CP Ships are the additional minimum liability required under US GAAP and the recoverable surplus limitation calculated under Canadian GAAP. These items account for the US GAAP reconciliation item.

(d) Income taxes - Although Canadian and US GAAP for income taxes are broadly the same, Canadian GAAP uses substantively enacted, rather than enacted only, tax rates to calculate future taxes.

(e) Goodwill charges - Effective 1st January 2002, CP Ships adopted prospectively, without restating prior years, the provisions of the new recommendations of the Canadian Institute of Chartered Accountants under CICA 3062. This eliminated most differences between Canadian and US GAAP with respect to accounting for goodwill.

Prior to 2002, under Canadian GAAP goodwill charges net of any tax effects were reported separately as a deduction from income after tax, whereas US GAAP required goodwill charges to be reported within operating expenses and consequently they were included in the determination of operating income. Amortization expense for the year ended 31st December 2001 was $14million.

(f) Stock-based compensation - Under Canadian GAAP, compensation expense is not recognized for stock options. Any consideration paid by employees on the exercise of stock options is credited to share capital. For US GAAP under APB 25, the difference between the market value at the date of grant and the grant price of the stock option or issuance of shares to employees would be recognized as compensation expense.

Under both Canadian and US GAAP the issuance of shares to employees is recognized as compensation expense based on market value at the date of grant. Prior to 1stJanuary 2002, however, the issuance of shares to employees was not recognized as compensation expense under Canadian GAAP.

(g) Comprehensive income - US GAAP requires the disclosure, as other comprehensive income, of changes in equity during the period from transactions and other events from non-owner sources. Canadian GAAP does not require similar disclosure.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

Other comprehensive income under US GAAP in these financial statements arises from foreign currency translation adjustments and additional minimum pension liability. A statement of comprehensive income under US GAAP for each of the years ended 31st December 2002 and 2001 is shown in note 22(k).

(h) Ship leases - During August 2002, CP Ships purchased four ships that were previously bareboat chartered. Under Canadian GAAP, these charters were accounted for as operating leases. However, the ships were owned by special purpose entities that have been consolidated under US GAAP. Consequently, for US GAAP a loss on extinguishment of debt was recorded at purchase while this amount was capitalized as part of the cost of the ships for Canadian GAAP. At 31st December 2002, the difference in equity of $23 million represents the difference in capitalized ship costs between US and Canadian GAAP and will be reduced as the assets are depreciated.

The US GAAP information as at 31st December 2001 previously treated these charters as operating leases. However the accounting was changed to reflect the consolidation of the special purpose entities. For the year ended 31st December 2001 there was no material impact on net income as the decrease in charter hire expense of $21 million was offset by an increase in interest of $13 million and depreciation of $8 million. The impact on US GAAP shareholders' equity is a $3 million reduction as at 31st December 2001 compared with shareholders' equity under Canadian GAAP. This comprises an increase in property, plant and equipment of $160 million, in long-term debt of $165 million and in accrued interest of $2 million and a decrease in charter hire accruals of $4 million. For the year ended 31st December 2001, cash flows from operations would be increased by $8 million and outflows from financing activities would be increased by $8 million.

(i) Capitalized interest - Under Canadian GAAP, CP Ships does not capitalize interest. US GAAP requires interest incurred as part of the costs of constructing assets to be capitalized.

(j) Recent US GAAP pronouncements - FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" has been issued and requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The standard is effective for fiscal years beginning after 31st December 2003. CP Ships is assessing the impact that this guidance may have on its financial position and results of operations.

FAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" is effective 1st January 2003. This Statement makes changes and technical corrections to several other standards that do not affect CP Ships. It also rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" to require that extinguishment of debt is no longer automatically eligible to be classified as an extraordinary item and must be retroactively restated into ordinary net income unless the loss qualifies as extraordinary under the normal tests. CP Ships will reclassify the loss of $25 million on extinguishment of debt as required by the standard.

FAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" addresses financial accounting and reporting for costs associated with exit or disposal activities. The standard requires that liabilities for such costs associated with an exit or disposal activity be recognized when the liability is incurred. Previously, such costs were accrued at the date the plan was finalized. The standard is effective for exit or disposal activities initiated after 31st December 2002 and will affect the timing of recognition for such costs if CP Ships were to enter such a plan.

FIN 46, "Consolidation of Variable Interest Entities" addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The standard is effective for variable interest entities created after 31st January 2003 and for existing entities for the first interim period beginning after 15th June 2003. CP Ships is assessing the impact that this guidance "Guarantor's may have on its financial position and results of operation.


==================================== 2002 ====================================

=============== Notes to the Consolidated Financial Statements ===============

(k) Statements of consolidated income and shareholders' equity

The following is a reconciliation of net income under Canadian GAAP to net income under US GAAP:

                                                                                                 YEAR ENDED 31ST DECEMBER
(US$ millions except per share amounts)                                                       2002              2001
                                                                                              ----              ----
                                                                                                          Revised (note 2)

Net income - Canadian GAAP                                                                     52                69
US GAAP adjustments
 Derivative financial instruments                                                               -                 2
 Interest rate swaps                                                                            4                 -
 Acquisition-related costs                                                                     (3)               (3)
 Pension costs                                                                                  2                (3)
 Stock-based compensation                                                                       -                (8)
 Ship leases                                                                                    5                 -
 Capitalized interest                                                                           5                 -
 Tax effect of US GAAP adjustments                                                              -                 -
                                                                                          ---------------------------------
Income - US GAAP before cumulative effect of accounting changes                                65                57
 Cumulative effect of adoption of FAS 133                                                       -                (4)
 Extraordinary loss                                                                           (25)                -
                                                                                          ---------------------------------
Net income - US GAAP                                                                           40                53
Other comprehensive income
 Foreign currency translation adjustments                                                       2                (2)
 Additional minimum pension liability                                                          (6)                -
                                                                                          ---------------------------------
Comprehensive income - US GAAP                                                                $36               $51
                                                                                          =================================
Earnings per common share basic ($ per share)*
Canadian GAAP                                                                               $0.61             $0.83
US GAAP
 Income before cumulative effect of accounting changes and extraordinary loss               $0.77             $0.68
 Cumulative effect of accounting changes                                                        -            $(0.05)
 Extraordinary loss                                                                        $(0.29)               -
                                                                                          ---------------------------------
Basic earnings per common share after cumulative effect of accounting changes               $0.48             $0.63
                                                                                          =================================
Earnings per common share diluted ($ per share)*
Canadian GAAP                                                                               $0.60             $0.83
US GAAP
 Income before cumulative effect of accounting changes and extraordinary loss               $0.75             $0.68
 Cumulative effect of accounting changes                                                        -            $(0.05)
 Extraordinary loss                                                                        $(0.29)               -
                                                                                          ---------------------------------
Diluted earnings per common share after cumulative effect of accounting changes             $0.46             $0.63
                                                                                          =================================
* Earnings per common share is calculated after deduction of preference share dividends


Reconciliation of equity under Canadian GAAP to equity under US GAAP:
                                                                                                 AS AT 31ST DECEMBER
(US$ millions except per share amounts)                                                       2002              2001
                                                                                              ----              ----

Equity - Canadian GAAP                                                                       1,225             1,096
US GAAP adjustments
 Derivative financial instruments                                                               (2)               (2)
 Interest rate swaps                                                                             4                 -
 Acquisition-related costs                                                                     (44)              (41)
 Pension costs                                                                                  (1)                3
 Ship leases                                                                                   (23)               (3)
 Capitalized interest                                                                            5                 -
 Tax effect of US GAAP adjustments                                                               -                 -
                                                                                          ---------------------------------
Equity - US GAAP                                                                            $1,164            $1,053
                                                                                          =================================



==================================== 2002 ====================================

SHAREHOLDER INFORMATION

Trading Symbol

CP Ships trades under the symbol TEU on the Toronto and New York stock exchanges.

Shareholder Services

CP Ships' transfer agent in Canada is Computershare Trust Company of Canada with transfer facilities in Montreal, Toronto, Calgary and Vancouver. Computershare Trust Company of New York serves as transfer agent and registrar for common shares in New York. The handling of all inquiries is centralized in Toronto. For information or copies of the Annual Report please contact:

By telephone toll free: 1 (800) 332-0095
By fax toll free: 1 (888) 453-0330
By e-mail: careregistryinfo@computershare.com

By mail and in person:
Computershare Trust Company of Canada
Shareholder Services
100 University Avenue, 9th Floor
Toronto, Ontario M5J2Y1, Canada

Investor Relations

Institutional investors, brokers, security analysts and others requiring information on CP Ships' financial and operating performance should contact:

Jeremy Lee
Vice President Investor Relations
jeremy.lee@cpships.com

Corporate Governance

CP Ships' corporate governance guidelines, Code of Business Conduct and Terms of Reference of the Audit, Compensation and Corporate Governance Board committees are posted on the company website and are available in printed form to any shareholder by contacting the corporate secretary at info@cpships.com.

CP SHIPS LIMITED
62-65 Trafalgar Square, London WC2N 5DY
United Kingdom

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(Narrative of Embedded Graphic)
Close-up Photograph of ice-strengthened containership

CP SHIPS
REGIONAL FOCUS  o  GLOBAL SCALE


[GRAPHIC OMITTED]
(Narrative of Embedded Graphic)
Photograph of containership in open waters.


CP SHIPS LIMITED
62-65 Trafalgar Square
London WC2N5DY, United Kingdom
www.cpships.com